UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Porch Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2025 Annual Meeting of Stockholders and Proxy Statement

June 11, 2025 ‖ Virtual Meeting at 10:00 a.m. Pacific Time ‖ www.virtualshareholdermeeting.com/PRCH2025
This proxy statement and form of proxy are first being sent and made available to stockholders on or about April 17, 2025.

Stockholder Letter	1
Notice of 2025 Annual Meeting of Stockholders	4
General Information	6
Proxy Statement Summary	7
Our Governance and Compensation Highlights	10
Proposal 1: Election of the Directors	11
Our Board Nominees	12
Director Independence	16
Director Nominee Skills and Experience	17
Board Structure and Oversight	18
Board Leadership Structure – Lead Independent Director	18
Meetings of the Board	18
Board Committees	19
Role of the Board and its Committees in Risk Oversight	21
Cybersecurity Risk Management	23
Environment, Social, and Governance Oversight	24
Board Governance Policies and Practices	25
Corporate Governance Guidelines	25
Declassified Board	25
Plurality Plus Voting for Directors; Director Resignation Policy	25
Evaluations of the Board	25
No Director Over-Boarding	26
Code of Business Conduct and Ethics	26
Insider Trading Policy	26
Stockholder Engagement	26
Director Compensation	28
Proposal 2: Ratification of the Appointment of Grant Thornton LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025	31
Audit Fees and Audit Committee Report	32
Certain Relationships and Related Person Transactions	34
Executive Officers	35
Proposal 3: Approval of, on an Advisory (Non-Binding Basis), the Compensation of our Named Executive Officers	36
Compensation Discussion and Analysis	37
NEO Compensation Tables	47
2024 Summary Compensation Table	47
2024 Grants of Plan-Based Awards	48
Outstanding Equity Awards at 2024 Fiscal Year-End	49
2024 Options Exercised and Stock Vested	50
Pension Benefits	50
Nonqualified Deferred Compensation	50
Employment Agreements	50
Potential Payments Upon Termination or Change of Control	52
CEO Pay Ratio	53
Forward-Looking Statements
Certain statements in this proxy statement, including the letter to stockholders, may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, assumptions, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including, but not limited to, risks and uncertainties discussed in Part I, Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as those discussed in subsequent reports filed with the Securities and Exchange Commission, all of which are available on the SEC’s website at www.sec.gov. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, results of operations, financial targets, or guidance are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends,” or similar expressions. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management at the time they are made, are inherently uncertain. Nothing in the stockholder letter or proxy statement should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company does not undertake any duty to update these forward-looking statements, whether as a result of changed circumstances, new information, future events, or otherwise, except as may be required by law.

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Stockholder Letter

Dear Porch Group Stockholders,

We are building a new kind of homeowners insurance company — one with long-term differentiation positioning to win with advantaged underwriting, being the best for homebuyers, and providing more protection for policyholders. Three years ago, we stated our goal of profitability in 2024 and I’m proud to say we delivered. We've recently stated our next goal — $100M of Adjusted EBITDA in 2026 — and we are confident we'll deliver again. We’ve strengthened our business and built a foundation for sustainable and high margin growth with our insurance business now operating under a more scalable and profitable model. This is an exciting next chapter for Porch, and we’re just getting started in our pursuit of building a truly great and enduring company.

Matt Ehrlichman
Chairman, Founder and Chief Executive Officer
About Porch
Porch is a new kind of homeowners insurance company. We differentiate in the homeowners insurance market by 1) advantaged underwriting utilizing unique property data, 2) being the best partner for homebuyers, and 3) providing more home protection.
Our vertical software powers more than 40% of the home inspection industry and approximately 40% of title transactions, while also operating in key sectors such as mortgage and roofing.
Our data platform includes Home Factors for more than 90% of U.S. properties and early insights into 90% of U.S. homebuyers. We help homebuyers by providing more than just insurance. We are a leader in moving labor and maintain long-term partnerships with major moving companies, utilities, insurance agencies, and more.
With these advantages, we are uniquely positioned to capture the vast and growing homeowners insurance market through our focus on high-value customers, advantaged underwriting, and integrated software and data solutions.

2024 Highlights1
The last few years we have focused on profitability and I’m pleased with the progress. We set an important goal three years ago to achieve Adjusted EBITDA profitability for the second half of 2023 and the full year 2024. I’m proud to share that we achieved that goal, delivering $7 million in Adjusted EBITDA1 for the full year 2024. Q4 2024 produced Net Income of $30 million and Adjusted EBITDA1 of $42 million.
For the full year 2024, we achieved Revenue of $438 million, a 2% increase over prior year, and Revenue less Cost of Revenue of $212 million, or 48% as a percentage of Revenue. Net loss was $(33) million for the full year 2024, a $101 million improvement from prior year. Adjusted EBITDA1 was $7 million, a $52 million improvement over prior year.
In November 2024 we received regulatory approval for the Porch Reciprocal Exchange (the “Reciprocal”). This approval and the corresponding formation of the the Reciprocal and sale of our insurance carrier Homeowners of America on January 1, 2025, was the culmination of years of work to optimally structure our insurance business for the long-term. This transformation positions Porch as a simpler, more scalable business with higher margins and more predictable earnings. Under this structure, the insurance carrier will operate as a separately owned entity, and Porch will receive commissions and fees for operating the Reciprocal, enhancing our financial strength and reducing volatility. With surplus combined with non-

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admitted assets in excess of $197 million at the end of Q1 2025, we believe the Reciprocal and HOA are in healthy financial condition, with each rated A-Excellent by Demotech, an independent rating agency.
Our vertical software businesses continued to persevere through a difficult housing market, growing market share. We coupled double-digit price increases with launching important new products and features for software customers. This strategy helped offset housing market transaction declines while also maintaining strong retention and customer satisfaction scores.
In 2024 we made an important strategic announcement: the launch of Home Factors, our property data product, for third parties. Home Factors has been used extensively by Homeowners of America to reduce attritional losses (all insurance losses other than those caused by catastrophic weather) to an industry-leading 22% in 2024. With unique insights for about 90% of U.S. properties, we have proven our ability to assess risk effectively given this data advantage. Starting in 2024, we announced successful tests and revenue-generating partnerships with other carriers, particularly those not competing directly with HOA.
We prudently managed our capital in 2024. For example, in 2024 we reduced corporate expenses by $9 million versus 2023 and used $23 million of cash to repurchase $51 million of our September 2026 unsecured debt.
Finally, we continued to operate in an appropriate control environment and with careful attention to risk management in relation to our expected returns, achieving ongoing certifications that we do not have material weaknesses in our audit environment.

2025 Outlook2
Looking ahead, we are focused on the start of this next chapter at Porch. With our optimized insurance structure in place, we have restarted the growth engine, reopening geographies, and re-engaging distribution partners.
We have established a strong risk management program around reinsurance renewals and ongoing oversight, and successfully renewed our reinsurance program on April 1.
We have provided guidance for the revenue, gross profit, and Adjusted EBITDA we expect to generate for Porch shareholders in 2025. At the mid-point, our 2025 revenue guidance is $400 million, with gross profit of $317.5 million, an approximately 80% gross profit margin. Adjusted EBITDA guidance mid-point is $60 million, marking a $53 million expected improvement over 2024. Importantly, we have stated our expectations of delivering positive Adjusted EBITDA every quarter going forward and free cash flow for shareholders in 2025.
We remain confident in our long-term objectives, including our 2026 target of $100 million Adjusted EBITDA.

Who We Are
I am proud of the team we have brought together. We have entrepreneurs, insurance industry professionals, past leaders of large software and marketplace businesses, and well known industry experts from each of our verticals.
I'm joined on our Board by a group of independent directors who are here for the right reason — to help me build a great and enduring company. Our governance model has strengthened both our risk assessment and capital allocation framework.
We have a healthy open flow of ideas, information and perspectives across the Board, management and our operating team. Our values and operating model connects these people and creates a long-term competitive advantage. We are building something that our shareholders will be proud of and not just because we will create great returns (which we fully intend to do), but because we will do so in the right way.

2	2025 Proxy Statement

Closing
I, along with our Board of Directors, want to express our appreciation for our shareholders and their continued trust and support. We are confident in Porch’s strong position for the future and excited about the opportunities ahead.
I would like to invite you to participate in our 2025 annual stockholder meeting to be held virtually on Wednesday, June 11, 2025, at 10:00 a.m. Pacific Time. You will be asked to vote on several items and I encourage you to read the proxy statement prior to the meeting, which includes details on how to attend and cast your votes.
If you have any questions or would like to get in touch regarding anything mentioned in this letter, you may reach us at ir@porch.com.
Onward!
Matt Ehrlichman
Porch Group Chairman, Founder and Chief Executive Officer
April 17, 2025
(1)See "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for the reconciliation of Adjusted EBITDA (Loss) to net income (loss), which is the most directly comparable measure under GAAP. Porch is not providing reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measures because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of Porch’s control. In particular, the charges excluded from these non-GAAP measures are subject to high variability and complexity due to Porch’s ongoing growth.
(2)Financial guidance represents Porch Shareholder Interests following the formation of the Reciprocal and sale of Homeowners of America ("HOA") to the Reciprocal in January 2025. For the avoidance of doubt, guidance does not include the future results of the Reciprocal or HOA; while we expect to consolidate their results into Porch GAAP financial statements, the Reciprocal and HOA results will be excluded from Revenue, Gross Profit, Adjusted EBITDA and the associated margins. The reinsurance program for the Reciprocal and HOA renews on April 1st, 2025. Therefore, the Porch Group captive continues to provide reinsurance coverage under the current program. Porch Shareholder Interests Revenue, Porch Shareholder Interests Gross Profit, and Adjusted EBITDA are non-GAAP measures.

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Notice of 2025 Annual Meeting of Stockholders

To Be Held on June 11, 2025
Notice is hereby given that the 2025 annual meeting of stockholders (the “Annual Meeting”) of Porch Group, Inc., a Delaware corporation (the “Company”), will be held on June 11, 2025, at 10:00 a.m. Pacific Time as a virtual meeting held entirely online, to consider the following matters, as more fully described in the enclosed proxy statement:
■election of the eight directors named in the enclosed proxy statement, each to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal, or other termination of service;
■to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
■the approval of, on an advisory (non-binding) basis, the compensation of our named executive officers; and
■to consider and transact other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Stockholders of record at the close of business on April 14, 2025, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
To attend the Annual Meeting, vote, and submit your questions during the meeting, go to www.virtualshareholdermeeting.com/PRCH2025. A list of stockholders of record will also be available during the Annual Meeting on the meeting's website. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in the enclosed proxy statement.
To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2025. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instructions form.

YOUR VOTE IS IMPORTANT
You may cast your vote in advance of the Annual Meeting online, by telephone, or by completing and mailing a proxy card. Voting in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting and to vote your shares electronically during the Annual Meeting. Proxies forwarded by or for banks, brokers, or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting.

4	2025 Proxy Statement

You can find detailed information regarding voting in the section entitled “General Information” on the page immediately following the "Notice of 2025 Annual Meeting of Stockholders" of the accompanying proxy statement.
By order of the Board of Directors,
Matthew Cullen
General Counsel and Secretary
Seattle, Washington
April 17, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2025
The notice of the Annual Meeting, proxy statement, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are first being sent and made available to stockholders on or about April 17, 2025 at www.proxyvote.com.
The date of this proxy statement is April 17, 2025.

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General Information

This proxy statement is furnished to stockholders of Porch Group, Inc., a Delaware corporation, together with its consolidated subsidiaries, ("Porch Group", "Porch", the “Company”, "we", "our", "us"), in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at our 2025 Annual Meeting of Stockholders to be held on June 11, 2025 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Pacific Time as a virtual meeting held entirely online.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Form 10-K”) available to our stockholders electronically via the Internet at www.proxyvote.com. We believe that internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about April 17, 2025, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement, Form 10-K, and vote over the Internet or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
The Annual Meeting will be held entirely online via live video webcast to allow for greater participation by all of our stockholders, regardless of their geographic location. To attend the Annual Meeting, vote, and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/PRCH2025. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in this proxy statement. Our virtual format leverages the latest technology to provide expanded access, improved communication, and cost savings for our stockholders, while providing our stockholders with the same rights and opportunities as they would have at an in-person meeting.
To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2025. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instructions form.

6	2025 Proxy Statement

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please read carefully the entire proxy statement and Form 10-K before voting.

About the Annual Meeting

Date and Time	Place	Record Date

June 11, 2025, at 10:00 a.m. Pacific Time	Virtual Meeting Site: www.virtualshareholdermeeting.com /PRCH2025	You can vote if you were a stockholder of record as of the close of business on April 14, 2025

If you plan to attend the virtual meeting, please be sure to have available your 16-digit control number found on your proxy card or voter instruction form. For beneficial holders who do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting. If you lose your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2025 and registering as a guest. Please note that if you enter the meeting as a guest, you will not be able to vote your shares, submit questions, or access the list of stockholders as of the record date during the meeting.
Proposals and Voting Recommendations

	Board Vote Recommendation	Page
PROPOSAL 1: ELECTION OF DIRECTORS Election of the eight directors named in this proxy statement, each to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal, or other termination of service.	FOR each Director Nominee	11
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	FOR	31
PROPOSAL 3: SAY ON PAY Advisory (non-binding) vote to approve named executive officer compensation.	FOR	36
Ways to Vote

By Internet: Visit www.proxyvote.com with your proxy card in hand and follow the instructions on the web site.	At the Meeting: Go to www.virtualshareholdermeeting.com /PRCH2025 and follow the voting instructions.	By Telephone: Call 1-800-690-6903, have your control number available, and follow the instructions. Your control number can be found on your proxy card or voter instruction form.	By Mail: Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to: Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood NY 11717.

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About Porch Group, Inc.
Porch Group is a new kind of homeowners insurance company. We differentiate and look to win in the massive and growing homeowners insurance opportunity by 1) advantaged underwriting utilizing unique property data, 2) being the best partner for homebuyers, and 3) providing more home protection.
On January 1, 2025, we completed the formation of Porch Reciprocal Exchange (the “Reciprocal”). In connection with the formation, we completed the sale of our homeowners insurance carrier, Homeowners of America (“HOA”), to the Reciprocal.

The Reciprocal is a subscriber-owned reciprocal insurance exchange organized under the Texas Insurance Code under which individuals, partnerships and corporations are authorized to exchange reciprocal or inter-insurance contracts with each other, or with individuals, partnerships, and corporations of other states and countries, providing indemnity among themselves from any loss which may be insured against under any provision of the insurance laws.

Porch will manage and operate the Reciprocal as the attorney-in-fact for the subscribers, providing services related, but not limited, to underwriting, policy renewal, risk management, insurance portfolio management, financial management, and setting investment guidelines. In exchange for these services, Porch will receive ongoing commissions and policy fees equal to a blended take rate of approximately 20% of the Reciprocal’s gross written premium. Porch also appointed the initial independent subscribers advisory committee and the Reciprocal governance model, which is designed to initially provide Porch and the Board operational and governance oversight of all key areas of the Reciprocal and the ability to adapt and scale the governance model over time.
As a leader in the home software-as-a-service (“SaaS”) space, we’ve built deep relationships with approximately 29 thousand companies that are key to the home-buying transaction, such as home inspectors, title companies, and mortgage companies. These relationships provide us with early insights to United States (“U.S.”) homebuyers. In partnership with these companies, we have the ability to help simplify the move for consumers with services such as insurance, warranty, moving, and more.
We have unique insights into the majority of U.S. properties. This helps us better understand risk and create competitive differentiation in underwriting and pricing.
We aim to be the best homeowners insurance partner for homebuyers by helping with more than just insurance. We provide moving services and offer a full moving concierge through the Porch app. We help make moving easier and assist with other important services such as security, TV/Internet, and more.
We provide more protection for the home by including a variety of home warranty products alongside homeowners insurance. We are able to fill gaps in protection for consumers, minimize surprises, and deepen our relationships and value proposition.
Summary of Company Financial and Operating Performance
Over the past three years, we set a clear goal, to achieve profitability and build a stronger, more scalable business. When we released fourth quarter and full year 2024 earnings, we were proud to report that we successfully met that objective, delivering positive Adjusted EBITDA for the full year 2024 and exceeding expectations in the fourth quarter. This was achieved through our keen focus on strategic initiatives, with strong execution in our insurance profitability actions, disciplined cost control, product innovation, and high software customer retention.

▪Total Revenue of $437.8 million, an increase of 2% from total Revenue of $430.3 million for 2023
▪Revenue less Cost of Revenue of $212.2 million, a 1% increase from $210.1 million for 2023
▪GAAP net loss of $(32.8) million, compared to a GAAP net loss of $(133.9) million for 2023
▪Achieved our full year 2024 Adjusted EBITDA1 profitability target with $7.2 million ($51.7 million increase compared to prior year), which benefited from the insurance profitability actions, SaaS price increases, and cost control
▪Key performance indicators1:
•Average Companies in Quarter of 28,604 compared to 30,476 in 2023
•Average Monthly Revenue per Account in Quarter of $1,275 compared to $1,184 in 2023
•Number of Monetized Services of 935,736 compared to 903,455 in 2023
•Average Quarterly Revenue per Monetized Service was $396 compared to $404 in 2023
▪Insurance segment key performance indicators1:
•Gross Loss Ratio of 65%, compared to 69% in 2023, driven by an improvement in our Attritional Loss Ratio which was 22% compared to 34% in 2023
•Gross Written Premium decreased 14% to $452 million from $525 million in 2023, driven by the sale of EIG and profitability actions in insurance

8	2025 Proxy Statement

•Annualized Premium per Policy increased 31% to $2,470 from $1,884 in 2023
▪Porch (excluding HOA) $70 million of cash, cash equivalents, short-term and long-term investments as of December 31, 2024
▪Repurchased $51 million of the 2026 Notes, at an average par value of 45%, for $23 million during the year ended December 31, 2024
▪Continue to roll out further product enhancements in our Vertical Software businesses as we increase pricing while maintaining high customer retention
▪ISN, Porch’s largest inspection brand, implemented price increases, following more than 20 feature enhancements
▪Approved in 19 states to use Home Factors to improve risk accuracy in pricing policies for customers
(1)See "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for the reconciliation of Adjusted EBITDA (Loss) to net income (loss), which is the most directly comparable measure under GAAP and a reconciliation of Attritional Loss Ratio to Gross Loss Ratio. See "Appendix B" of this proxy statement, entitled “Use of Key Performance Measures,” for the reconciliation of Average Revenue per Monetized Service.

A NEW KIND OF HOMEOWNERS INSURANCE COMPANY

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Our Governance and Compensation Highlights

At least 98% of the votes cast were in favor of all directors and 99% of votes cast were in favor of our independent auditor at the 2024 Annual Meeting
Our Corporate Governance Practices and Policies

■Fully declassified Board structure with annual director elections
■Lead Independent Director with significant responsibilities; elected by independent directors
■Our independent directors meet at least quarterly in executive session
■Commitment to our material ESG initiatives, each grounded in our goal to be a profitable business and create value for stockholders, and annual reporting capturing our status and progress
■Our Board and its committees engage in annual self-evaluations through anonymous questionnaires, discussion, and directed feedback and engagement with management
■Annual management and board engagement to review board charters and Company policies for legal compliance and best practices
■Director resignation policy, including for conflicts of interest, over-boarding policy, and a “plurality-plus” voting standard in uncontested elections
■Full prohibition on hedging and pledging of our securities by NEOs, directors, and employees

■Enterprise risk assessment process designed to identify and mitigate key risks, including those related to financial systems, SOX compliance, cybersecurity, information systems, and data
■AI oversight is jointly managed by the Audit Committee, focusing on risk oversight, and the full Board, overseeing product development and business opportunities
■Maintain and continue to enhance internal controls and procedures for cybersecurity risk management, incident response, and public reporting
■Continue to further enhance our internal control procedures to strengthen our internal control over financial reporting
■Perform annual functional maturity assessment to comprehensively evaluate key functional areas of organizational operations to enhance risk oversight and operational improvement
■ Annual training for company leaders on key corporate policies, including our Code of Business Conduct and Ethics, Insider Trading Policy, Whistleblower Policy, and Corporate Disclosure Policy

94% of the votes cast supported our Say on Pay proposal at the 2024 Annual Meeting
Our Named Executive Officer ("NEO") Compensation Program, Practices, and Policies

■Stockholders have the opportunity to vote annually on the Company’s NEO compensation program (Say on Pay)
■Engage independent compensation consultant
■Ongoing review of our compensation strategy and our compensation-related risk profile
■Change of control double-trigger equity awards generally
■Maintain a clawback policy in-line with the Nasdaq listing standards

■Maintain incentive compensation programs that emphasize pay-for-performance and that align our NEO's compensation with our overall financial and operational objectives to deliver long-term value to our stockholders
■Utilize annual peer group benchmarking, including ongoing review of peer group composition
■Stock ownership guidelines for NEOs
■Prohibit repricing or replacing stock options for NEOs
■No guaranteed salary increases and do not provide gross-ups for severance payments

10	2025 Proxy Statement

Proposal 1: Election of the Directors

General
The current term for each of our directors expires at this Annual Meeting. Upon recommendation by the Nominating and Corporate Governance Committee, the Board proposes that each incumbent director nominee named in this proxy statement be elected for a new one-year term expiring at the 2026 annual meeting and until their respective successors are duly elected and qualified.
The Board nominated Matthew Ehrlichman, Sean Kell, Rachel Lam, Alan Pickerill, Amanda Reierson, Maurice Tulloch, Camilla Velasquez, and Regi Vengalil for election to the Board at the Annual Meeting. Each of the director nominees currently serves on the Board, has consented to being named in this proxy statement, and has agreed to serve if elected. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
Information regarding the director nominees, including the qualifications, attributes, and skills that led our Board to nominate each as a director, can be found below under “Board Nominees.” There are no family relationships between or among any of our executive officers or director nominees.
Last year, at least 98% of all votes were in favor of electing all of these nominees.
Vote Required
The eight nominees receiving the highest number of votes "FOR" their election will be elected as directors. However, any director nominee who receives more “WITHHOLD” votes than “FOR” votes will tender his or her resignation to the Board promptly following certification of the stockholder vote. See "Corporate Governance, Structure and Responsibility—Plurality Plus Voting for Directors; Director Resignation Policy" for more information. Brokers do not have discretion to vote on this proposal. Broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. Additionally, because the eight nominees receiving the highest number of votes "FOR" their election will be elected as directors, "WITHHOLD" votes will also have no effect on this proposal. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, will vote the proxies "FOR" the election of each of the director nominees named in this proxy statement.
Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE BOARD NOMINEES NAMED ABOVE.

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Our Board Nominees

Matthew Ehrlichman Age: 45 Director since 2020 Qualification Highlights: •Leadership •Strategy •Financial Acumen and Expertise

Matthew Ehrlichman is the Founder, Chief Executive Officer, and Chairman of Porch. Prior to founding Porch in 2011, Mr. Ehrlichman was Chief Strategy Officer at Active Network. Mr. Ehrlichman joined Active Network in 2007 and helped grow its revenues from $65 million in 2006 to $420 million and an IPO in 2011. Before joining Active Network, Mr. Ehrlichman was Co-Founder and Chief Executive Officer at Thriva, which was acquired by Active Network in March 2007 for approximately $60 million in cash and stock. Mr. Ehrlichman built Thriva out of his dorm room at Stanford University, where he received his B.S. in Entrepreneurial Engineering and M.S. in Management Science and Engineering. In 2014, Mr. Ehrlichman was named USA TODAY’s Inaugural Entrepreneur of the Year. Mr. Ehrlichman is currently the largest single owner of Porch. Mr. Ehrlichman is qualified to serve as a director due to his significant leadership since the founding of Porch in 2011 and throughout our journey as a new public company, as well as his ongoing contributions to our long-term strategy and criticality to our current and future business, and his extensive business experience in the home and technology industries.

Sean Kell Age: 56 Director since 2022 Qualification Highlights: •Human Capital Management •Leadership •Marketing

Sean Kell was appointed as a director in March 2022 and is the Chief Executive Officer for MD2, an innovative medical concierge service. Formerly, he served as the Chief Executive Officer at Blue Nile, Inc. from 2019 until March 2023. He was charged with driving the Blue Nile strategic vision and elevating the company’s modern approach to purchasing handcrafted diamond rings and exquisite jewelry online. From 2011 to 2019, Mr. Kell served as Chief Executive Officer of A Place for Mom, a senior living marketplace, where he was responsible for overall brand management and business expansion. Mr. Kell has a proven track record of building successful businesses in e-commerce, digital innovation and product management across leading online retail organizations including Expedia, Hotels.com, and Starbucks. He has also previously held various roles at McKinsey and IBM. Mr. Kell holds a M.B.A. from the University of Chicago and a B.S. in Electrical Engineering from the University of Southern California. Mr. Kell is well qualified to serve as a director due to his significant experience working with companies that are implementing rapid technological changes, brand development and business expansion.

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Rachel Lam Age: 57 Director since 2021 Qualification Highlights: •Financial Acumen and Expertise •Corporate Transactions •Corporate Governance

Rachel Lam has served as a director since August 2021 and is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Senior Vice President and Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner's investments in numerous digital media companies and served on the board of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on 20 boards of directors over the years, including Innovid Corp. (an NYSE-listed company prior to its 2025 strategic sale) from 2021 - 2024, and currently serves on the board of Magnite (Nasdaq: MGNI), the world’s largest independent sell-side ad platform. In March 2025, Ms. Lam joined the board of Action Against Hunger USA, a leading non-profit organization fighting global hunger. She also spent several years in investment banking within the M&A group at Morgan Stanley and the Media and Telecommunications group at Credit Suisse. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley in 1989 and an M.B.A. from Harvard Business School in 1994. Ms. Lam is well qualified to serve as a director due to her extensive experience serving on both private and public company boards, along with her financial, M&A and strategy experience.

Alan Pickerill Age: 58 Director since 2020 Qualification Highlights: •Corporate Governance •Financial Acumen and Expertise •Investor Relations

Alan Pickerill has served as a director since December 2020. Mr. Pickerill has served in a variety of finance and accounting roles, mainly for publicly-traded technology companies. Most recently he served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer from September 2017 to December 2019 and had been with the Company since 2008. Mr. Pickerill oversaw Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax, and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer from July 2015 to September 2017. Mr. Pickerill served as a director of our predecessor entity from September 2019 until the completion of the December 2020 business combination that created Porch Group, Inc. He currently serves as a director for Manson Construction (a privately held marine construction company), a director for the YMCA of Greater Seattle, and as adjunct faculty for the University of Washington Foster School Executive MBA program. He previously served as the chair of the board for Leafly Holdings, Inc. (Nasdaq: LFLY) until March 2025. Mr. Pickerill began his career as an accountant for seven (7) years at Deloitte and Touche before working at a variety of publicly-traded technology and internet companies, including serving as Chief Financial Officer of INTERLINQ Software Corporation, a publicly-traded technology provider, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill holds a B.A. degree in Business and Accounting from the University of Washington’s Michael G. Foster School of Business. Mr. Pickerill is well qualified to serve as a director due to his extensive experience in finance-related leadership and governance roles in a public-held technology company.

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Amanda Reierson Age: 48 Director since 2022 Qualification Highlights: •Digital •Insurance Marketing •Technology

Amanda Reierson was appointed as a director in October 2022. She is a marketing veteran with over two decades of experience, including significant management experience in home services, and property and casualty insurance. Ms. Reierson served as Chief Marketing Officer at Avant, a financial technology company that provides access to innovative financial solutions, including personal loans and credit cards, and is focused on reaching consumers wherever they may be on their financial journey. Prior to joining Avant, Ms. Reierson served as Head of Marketing at Sequoia-backed Thumbtack, overseeing all branding/creative efforts, media, CRM, and product marketing. Ms. Reierson was also previously Chief Growth Officer at Farmers Insurance, where she led the company's digital marketing and product transformation. Throughout her career she has also served in a variety of B2C and B2B marketing roles at Yahoo, DIRECTV, and the Los Angeles Times. She received her B.A. in Political Science from the University of California, Los Angeles. Ms. Reierson is well qualified to serve as a director due to her extensive marketing and technology experience in the home services and insurance industries.

Maurice Tulloch Age: 56 Director since 2021 Qualification Highlights: •Insurance •Risk Management •Leadership and Strategy

Maurice Tulloch has served as a director since August 2021. From March 2019 until his retirement in July 2020, Mr. Tulloch was Group Chief Executive Officer at Aviva plc, a leading multinational insurance company headquartered in London. He joined the Board of Aviva as an Executive Director in June 2017. In his role at Aviva, he oversaw global leadership, operations, strategy, risk management, and governance. In addition, from 1992 until 2019, Mr. Tulloch held many executive and leadership roles at Aviva prior to serving as its Group Chief Executive Officer. In March 2022, Mr. Tulloch joined the Public Sector Pension Investment Board (PSP). Mr. Tulloch has also served on several external boards including PoolRe and as Chair of ClimateWise. Mr. Tulloch received a B.A. in economics from the University of Waterloo in 1992, an M.B.A. from Heriot-Watt University in 2002, and is a Chartered Professional Accountant CPA, CMA since 1998. Mr. Tulloch is well qualified to serve as director due to his extensive operational, strategic, risk management and corporate governance experience, as well as executive leadership in the insurance industry. The Board also determined that Mr. Tulloch is an “Audit Committee financial expert” as defined by the applicable SEC rules.

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Camilla Velasquez Age: 43 Director since 2022 Qualification Highlights: •Strategy •Human Capital Management •Digital/Technology

Camilla Velasquez was appointed as a director in October 2022. She is an accomplished senior product and growth leader who currently serves as the Senior Vice President and General Manager of New York Times Cooking. Prior, Ms. Velasquez worked as Senior Vice President of Product and Strategy at Justworks, the fastest growing HR and benefits technology company, which provides businesses and their employees with the SaaS tools and insurances they need to grow. Justworks also provides consumer-facing products and services. Throughout her career, Ms. Velasquez also held roles including Director of Payment Products and Multichannel Sales at Etsy and Director of New Product Development at American Express. In addition to her corporate experience, Ms.Velasquez is an angel investor in HR, fintech, and consumer businesses, including Aboon and Uprise Financial. She is a board advisor for Dalia HR. She also is the Board Chair for Young New Yorkers, an arts-based diversion program, and serves on the Digital Subcommittee of the Board of Trustees for the Brooklyn Public Library. She holds a B.A. in Economics and in Spanish from Cornell University. Ms. Velasquez is well qualified to serve as director due to her significant strategic and product development experience, as well as her growth and executive leadership.

Regi Vengalil Age: 42 Director since 2020 Qualification Highlights: •Financial Acumen and Expertise •Corporate Transactions •Underwriting and Capital Allocation

Regi Vengalil has served as a director since December 2020. Mr. Vengalil has been the Chief Financial Officer of Trax Retail, Inc, a private software company in the retail sector since August 2022. Prior to Trax, he was the Chief Financial Officer of Metromile, Inc. (Nasdaq: MILE, MILEW), a publicly-traded technology-driven auto insurer, from May 2021 until the company’s sale to Lemonade in July 2022. Previously, Mr. Vengalil served as Chief Financial Officer of Egencia, the corporate travel division of Expedia Group, from November 2019 to April 2021, and Global Head of Corporate Development & Strategy for Expedia Group from January 2017 to November 2019. Prior to that, Mr. Vengalil was an executive at Lending Club, an online lending marketplace, serving as Vice President, Strategy, M&A and Business Operations from May 2016 until January 2017. Previously, Mr. Vengalil served as Vice President, Head of Strategy and Business Operations of Lending Club from November 2015 to May 2016 and Senior Director, Head of Corporate Strategy from October 2014 to November 2015. Mr. Vengalil holds a B.S. in Economics and an M.B.A., both earned with honors, from the Wharton School at the University of Pennsylvania. Mr. Vengalil is well qualified to serve as a director due to his extensive experience in M&A leadership at publicly-traded technology companies and his financial, M&A, and strategy experience across regions, industries and functions, including most recently with regard to insurance businesses.

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Director Independence
Under our Corporate Governance Guidelines, at least a majority of our Board must qualify as an "independent director" under Nasdaq rules which require, in the opinion of the Board, that a person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director may not be considered independent if the director is or was within the past three years an executive officer or an employee of Porch, or a family member of the director is or has been within the past three years an executive officer of Porch. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.
The Nominating and Corporate Governance Committee and Board undertook a review of the independence of each non-employee director, all of whom have been nominated for election at the Annual Meeting, and considered all available factors to assess whether any non-employee director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that each of Mses. Lam, Reierson, and Velasquez and Messrs. Kell, Pickerill, Tulloch, and Vengalil is an “independent director.” The Nominating and Corporate Governance Committee is comprised only of independent directors. Furthermore, the Board has determined, upon recommendation of the Nominating and Corporate Governance Committee, that each of the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.
In making these determinations, the Nominating and Corporate Governance Committee and Board reviewed and discussed information provided by the directors through a detailed questionnaire and by us with regard to each director’s business and personal activities and relationships as they may relate to our Company, auditors, and management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Person Transactions.”
We believe that the independence of our Board is critical for unbiased decision-making, transparency, accountability to stockholders, and protecting stockholder interests. More specifically, we believe that our independent governance model helps us optimize capital allocation to position us to generate returns for our investors and to carefully manage the risks we face across our verticals in pursuit of those returns.

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Director Nominee Skills and Experience

Our directors exhibit broad perspectives, experiences, and knowledge relevant to our businesses, financial systems, risk management and long-term strategy
	Ehrlichman	Kell	Lam	Pickerill	Reierson	Tulloch	Velasquez	Vengalil	Percentage
Corporate Governance Experience in and commitment to the highest standards of corporate governance, including experience as a director or senior executive in a listed company, large organization, or government body	✓	✓	✓	✓		✓		✓	75%
Corporate Sustainability and Community Engagement Understanding and experience in sustainability best practices to manage the impact of business operations on the environment and community and the potential impact of climate change on business operations, and expertise in community and stakeholder relations		✓		✓		✓	✓		50%
Corporate Transactions Experience in assessing and completing complex business transactions, including mergers, acquisitions, divestments, capital markets, reorganizations, and business integration	✓	✓	✓	✓	✓	✓	✓	✓	100%
Digital, Data, Privacy, and Technology Experience or expertise in identifying, assessing, implementing, and leveraging digital technologies and other innovations, understanding the use of data and analytics, related regulation, and responding to digital disruption; may include experience with data security and cyber incident response	✓	✓	✓	✓	✓	✓	✓	✓	100%
Financial Acumen and Expertise Experience or expertise in financial markets, financial operations, investing, financial accounting, financial reporting, or the financial management of an organization	✓	✓	✓	✓		✓		✓	75%
Human Capital Management Experience managing and developing a workforce, and promoting equity and inclusion throughout an organization	✓	✓	✓	✓	✓	✓	✓	✓	100%
International Experience Experience in international business, trade, and/or investment at a senior executive level and exposure to global markets and a range of different political, regulatory, and business environments	✓	✓	✓	✓	✓	✓	✓	✓	100%
Leadership Experience as a senior executive or manager of a business unit	✓	✓	✓	✓	✓	✓	✓	✓	100%
Marketing Experience with approaches that effectively communicate the story of a brand, including as a product marketing executive or overseeing a marketing function	✓	✓			✓		✓		50%
Other Public Company or Government Body Directorship Experience as a member on the board of directors of another publicly traded company or government body			✓	✓		✓			38%
Risk Management Experience in the identification, monitoring, and management of material financial or non-financial risks, including the implementation and oversight of risk management frameworks and controls; may include experience operating in highly regulated industries			✓	✓		✓		✓	50%
Strategy Experience in corporate planning, including identifying and analyzing strategic opportunities, developing, implementing, and delivering strategic objectives, and monitoring performance against strategic objectives	✓	✓	✓	✓	✓	✓	✓	✓	100%
Underwriting and Capital Allocation Experience executing or overseeing credit risk and assessment, financial exposure, and related mitigation (such as reinsurance or derivatives), risk-based capital frameworks, actuarial science, and related due diligence; may include sector leadership experience in property & casualty insurance	✓		✓	✓	✓	✓		✓	75%

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Board Structure and Oversight

Board Leadership Structure – Lead Independent Director
Our Corporate Governance Guidelines provide that the roles of Chairman of the Board and CEO may be separated or combined. The Board appointed Matthew Ehrlichman to serve as Chairman of the Board in 2020. As Chairman of the Board, Mr. Ehrlichman presides at, and chairs, Board meetings and meetings of our stockholders, serves as liaison for stockholders who request direct communication with the Board, and performs such additional duties as the Board may otherwise request.
Pursuant to our Corporate Governance Guidelines, if the Board does not have an independent Chairman, the independent members of the Board will elect a director to serve as the Lead Independent Director to facilitate the Board’s fulfillment of its responsibilities and promote efficient and effective Board performance and functioning. The Lead Independent Director will serve a term of one year and until his or her successor is appointed, subject to earlier termination at the sole discretion of a majority of the independent directors or such person’s earlier departure from the position or the Board. Notwithstanding the annual election of the Lead Independent Director, our Corporate Governance Guidelines provide for an expectation that the Lead Independent Director will serve for three or more full one-year terms subject to continued nomination and election. The Board believes that increased tenure for the Lead Independent Director role will help facilitate valuable contributions and insight into the Company's operations based on their experience with, and understanding of, the Company's business, history and objectives.
In addition to presiding over meetings or sessions of the Board where the Chairman is not present, including but not limited to, executive sessions of the independent directors, and advising the Chairman of actions taken and material feedback provided, the Lead Independent Director has clearly delineated and comprehensive duties, which include:
■serving as the primary liaison between the Chairman and the independent directors;
■previewing information to be provided to the Board;
■consulting with the Chairman and CEO regarding meeting agendas for the Board;
■assuring that there is sufficient time for discussion of meeting agenda items;
■in collaboration with the Nominating and Corporate Governance Committee, being primarily responsible for and leading the Board's annual self-assessment (including of chairpersons);
■having authority to call meetings of the independent directors;
■if requested by the Chairman and CEO and/or major stockholders, ensuring availability for consultation and direct communication; and
■if requested by the Chairman or the Board, support the Chairman and CEO in his capacity as the primary spokesperson of the Company.
Alan Pickerill currently serves as our Lead Independent Director. He was first recommended for this role by the Nominating and Corporate Governance Committee in March 2023 and was unanimously elected by the Board. In February 2024 and again in 2025, following the recommendation of the Nominating and Corporate Governance Committee, Mr. Pickerill was unanimously re-elected by the Board to continue in this role.
Our Board believes that our stockholders and the Company are best served by having Mr. Ehrlichman, our Chief Executive Officer, serve as Chairman of the Board and Mr. Pickerill serve as Lead Independent Director. Our Board believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Ehrlichman’s executive leadership and operational experience at the Company, including familiarity with our business as the Company’s founder, and Mr. Pickerill's extensive finance, governance and executive and public company leadership experience, and the experience, oversight, perspectives, and expertise of our other independent directors. Our Board believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Lead Independent Director & Chairman work closely together to structure an open flow of ideas, information and perspectives across the Board, management and our operating team.
Meetings of the Board
During the year ended December 31, 2024, the Board held eleven meetings. No director serving during the 2024 fiscal year and nominated at the Annual Meeting attended less than 75% of the aggregate of the total number of meetings of the Board

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and each committee of which he or she was a member. Our Corporate Governance Guidelines state that all directors are expected to make every effort to attend all meetings of the Board and all meetings of the Committees on which they serve. Each director is also encouraged and generally expected to attend the Company’s annual meeting of stockholders. All but two directors attended the Company’s 2024 annual meeting of stockholders.
Board Committees
The Board currently maintains three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each committee operates pursuant to a written charter (available on the investor relations page of our website at https://ir.porchgroup.com/) and evaluates its charter and its performance annually. The Board annually reviews committee memberships and chair positions, seeking the best blend of continuity, expertise, and innovative perspectives on the committees.
The Board may delegate additional responsibilities to any committee or may establish other committees as it deems necessary or appropriate from time to time. In addition to the three current standing committees, the Board previously utilized an M&A Committee through the 2024 Annual Meeting before it ceased operations in June 2024. The Board will evaluate whether to re-engage the committee in the future.
The composition and general responsibilities of each of the standing committees of the Board utilized in 2024 are described below.

Audit Committee		MEETINGS IN 2024: 8
Maurice Tulloch (Chair)	Rachel Lam	Regi Vengalil*
*    In June 2024, Mr. Vengalil was appointed to the Audit Committee in place of Mr. Kell.
The Board determined that the members of the Audit Committee satisfy the additional independence standards required to serve on the Audit Committee. The Board also determined that Mr. Tulloch is an “Audit Committee financial expert” as defined by the applicable SEC rules.
The purpose of the Audit Committee, as set forth in its charter, among other things, is to assist the Board in overseeing and monitoring:
■retention and oversight of the Company's independent registered public accounting firm and assessment of its qualifications, independence, and performance;
■the Company's Internal Audit function;
■adequacy of the Company's internal controls and related disclosures, and review of other matters that might impact the Company's financial statements;
■major risk exposures of the Company and its related policies and programs, including its enterprise risk management structures;
■the Company’s information technology, cybersecurity, and artificial intelligence controls and the adequacy of the controls surrounding such programs;
■procedures related to complaints regarding accounting or auditing matters;
■oversight of the Company's compliance with legal and regulatory requirements;
■the integrity of the Company's financial statements and related disclosures; and
■capital adequacy and risk management of the insurance business.

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Compensation Committee		MEETINGS IN 2024: 7
Sean Kell (Chair)	Maurice Tulloch	Camilla Velasquez
The Board has determined that each member of the Compensation Committee meets the additional independence standard required to serve on the Compensation Committee. Our Compensation Committee may form and delegate authority to subcommittees, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements.
The purpose of the Compensation Committee, as set forth in its charter, among other things, is to assist the Board in discharging its responsibilities relating to:
■reviewing our corporate goals and objectives relevant to CEO compensation, evaluating at least annually the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s compensation;
■setting our compensation program and compensation of our executive officers, senior management, and directors;
■monitoring our incentive and equity-based compensation plans;
■reviewing compensation discussion and analysis, compensation disclosures, and compensation proposals to be included in our proxy statement;
■reviewing the Company’s employee and management compensation and benefit plans and policies; and
■preparing the Compensation Committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our Compensation Committee has the authority to retain counsel and other advisors to fulfill its responsibilities and duties. In connection with the engagement of such advisors generally, our Compensation Committee reviews the independence of such advisors based on factors specified by Nasdaq and other factors it deems appropriate and, specifically with respect to any compensation consultant, any actual or potential conflicts of interest.
Compensation Consultant Engagement
Our Compensation Committee determined to re-engage Willis Towers Watson ("WTW"), its independent compensation consultant since May 2021. Our Compensation Committee determined there were no conflicts of interest raised by the work of WTW for 2024 and that WTW is independent after considering the factors outlined in the Nasdaq rules. Our Compensation Committee’s processes and procedures for the consideration and determination of NEO compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our NEOs, are discussed in the “Compensation Discussion and Analysis—2024 NEO Compensation Program” section below.
See “Compensation Discussion and Analysis—How Compensation is Determined” and “Compensation Discussion and Analysis—Competitive Positioning” for additional information on the activities of our Compensation Committee, WTW, and management regarding the consideration and determination of the 2024 NEO compensation program.

Nominating and Corporate Governance Committee		MEETINGS IN 2024: 4
Rachel Lam (Chair)	Alan Pickerill	Amanda Reierson*
*    In June 2024, Ms. Reierson was appointed to the Nominating and Corporate Governance Committee in place of Mr. Vengalil.

The purpose of the Nominating and Corporate Governance Committee, as set forth in its charter, among other things, is to assist the Board in discharging its responsibilities relating to:
■identifying individuals qualified to become new members of the Board, consistent with criteria approved by the Board;
■reviewing qualifications of incumbent directors to determine whether to recommend reelection, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders;
■identifying members of the Board qualified to serve on any Committee and recommending that the Board appoint the identified member or members to the applicable Committee;
■reviewing director independence and the financial literacy and expertise of Audit Committee members and director nominees who may be asked to serve on the Audit Committee, and making recommendations to the Board relating to such matters;
■reviewing and recommending to the Board corporate governance principles applicable to the Company;

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■reviewing and approving modifications, as necessary, to the our Corporate Governance Guidelines and Insider Trading Policy;
■reviewing and making recommendations in connection with directors’ and officers’ indemnification and insurance matters, including directors’ and officers’ liability insurance coverage;
■overseeing the evaluation of the Board and management; and
■overseeing the Company’s Environmental, Social and Governance efforts and progress, including the review of any ESG-related disclosures.
Director Nomination Process
The Board does not have specific requirements for eligibility to serve as a director of the Company beyond compliance with SEC and Nasdaq regulations and the requirements set forth in our Bylaws and Corporate Governance Guidelines. However, in evaluating candidates, regardless of how recommended, the Nominating and Corporate Governance Committee takes into consideration the needs of the Board and the Company and the qualifications of the candidates, such as their general understanding of various business disciplines and the Company’s business environment, each individual’s educational and professional background, analytical ability, independence, diversity of experience, demographic background, and viewpoints, and willingness to devote adequate time to Board duties. The Board is currently fifty percent diverse, considering the gender and demographic diversity of its members. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders and the Company are served.
When searching for new directors, the Nominating and Corporate Governance Committee may pay fees to third-party search firms to assist in identifying and evaluating potential nominees and will also rely on the recommendations from directors and management. After its evaluation of potential director nominees, the Nominating and Corporate Governance Committee submits and recommends its chosen director nominees to the full Board for approval.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other director nominees for director. Each nominee for election as director at the Annual Meeting is recommended by the Nominating and Corporate Governance Committee, is presently a director and stands for election by the stockholders.
Role of the Board and its Committees in Risk Oversight
The Board and its Committees play a key role in overseeing the Company's risk management. The Board directly oversees certain risks and delegates to its Committees for other areas. The Committees regularly update the full Board on significant risks and how they are being addressed. The Board also receives detailed performance reviews from management at least every quarter and reports from external advisors with relevant expertise as necessary. The Board and its Committees each discuss areas related to risk management in regular executive sessions consisting solely of independent directors. We believe the structure of our Board and Committees ensures effective risk oversight.
Notable specific areas of Board risk oversight in 2024 included:
■Planning and formation of the Reciprocal, including the subsequent sale of the Company's insurance carrier to the Reciprocal
■Designing and implementing the Reciprocal governance model, including appointing the independent subscribers advisory committee, which is designed to initially provide Porch and the Board operational and governance oversight of all key areas of the Reciprocal and the ability to adapt and scale the governance model over time
■Contribution of Company shares to HOA in order to support the transition to the Reciprocal and bolster HOA's balance sheeting strength and rating after Texas May 2024 weather impacted surplus
■Repurchase of $51.2 million aggregate principal amount of our 0.75% convertible senior notes due 2026 (the "2026 Notes") in a series of private and open market transactions
■Ongoing response to the fraud committed by Vesttoo, including oversight of ongoing litigation and bankruptcy proceedings, leading to the distribution from the bankruptcy estate to the Company of approximately $7 million in March 2025, with the potential for more over time, settlement with Aon Re, Inc., and efforts to enhance risk oversight including the creation of a collateral verification policy
■Planning and preparation for the 2024 Investor Day presentation
■Sale of our insurance agency, Elite Insurance Group
■Expansion of operations into foreign jurisdictions
■Oversight of capital spending and approval of management's annual business plan, budget, and strategy

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Role of Lead Independent Director and Committees in Risk Oversight

LEAD INDEPENDENT DIRECTOR
■Provide oversight and guidance to management for meeting content and meeting cadences; review and provide feedback on Board meeting agendas and planning, reflecting feedback of the Board
■Primarily responsible for and lead the Board's annual self-assessment (including of chairpersons)
■Regular sessions with CEO, General Counsel, and other independent directors
■Lead the annual review process for the Board Chairman and supported the annual review process for the CEO

AUDIT COMMITTEE
■Oversaw significant financial risk exposures (including credit, liquidity, financings, regulatory and, on a shared basis with the Board, ongoing litigation) and management’s risk management policies
■Consulted on strategic transactions, including the repurchase of the 2026 Notes; sale of Elite Insurance Group; and the planning, formation, and launch of Porch Reciprocal Exchange and the sale of Homeowners of America Insurance Company to the exchange
■Reviewed 2024 financial statements, earnings releases, earnings materials, and SEC reports, including the adequacy of our internal control over financial reporting, disclosure controls and procedures, and any mitigating steps adopted in response to major control deficiencies
■Oversaw insurance risk management in terms of risk-based capital and capital need, reinsurance, and use of our captive reinsurer; underwriting and pricing strategy; probable maximum loss; and use of a reciprocal exchange structure
■Regular executive sessions, on at least a quarterly basis, with the Company's independent registered public accounting firm and internal audit function
■Regularly met with management, including the Company’s finance, accounting, internal audit, investor relations, legal, human resources, and regulatory and compliance functions, including ethics and whistleblower hotline, and reported to key areas of risk to the Board and whether resourcing was sufficient to manage such risks
■Bi-annually met with the senior management team to review and evaluate the Company's information technology, cybersecurity, and artificial intelligence risk exposures and the controls surrounding such programs
■Reviewed the adequacy and effectiveness of Porch’s internal control framework and SOX compliance program
■Consulted with management on its efforts to internalize the internal audit team

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COMPENSATION COMMITTEE
■Reviewed benchmarking data and approved peer group composition
■Reviewed and approved 2024 executive officer compensation and its alignment with the Company's business and strategic plans, including modifications to the structure of the 2024 Short-Term and Long-Term Incentive Plans
■Assessed whether any compensation programs encourage excessive risk taking, as well as risk mitigation policies and considerations
■Reviewed and approved annual share usage under the 2020 Stock Plan, including performance-based awards to senior management
■Recommended modifications to the Company's non-employee director compensation policy to align with the Company's peer group
■Reviewed and approved 2024 compensation policies applicable to executive officers and senior management
■Reviewed the Company’s employee and management compensation and benefit plans and policies
■Regular executive sessions with the committee's independent compensation consultant

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
■Assessed the composition of the Board and recommended the director nominees for the Annual Meeting and the committee realignment in 2024
■Supported the Lead Independent Director with enhancements and review of the 2024 annual Board and Committee self-evaluations
■Advised on succession planning for Board leadership
■Oversaw the 2024 directors’ and officers’ insurance program renewal
■Oversaw the planning, development, and publication of the Company's 2024 Environmental, Social and Governance Report
■Consulted with management regarding the appropriate governance structure of the Porch Reciprocal Exchange
■Recommended amending the Company's Insider Trading Policy to remove the limited pledging exception for non-employee directors

Cybersecurity Risk Management
Our Board oversees our risk management process, including as it pertains to cybersecurity risks, directly and through its Committees. The Audit Committee is primarily responsible for overseeing our risk management program, which focuses on the most significant risks we face in the short-, intermediate-, and long-term timeframe. Audit Committee meetings include discussions of specific risk areas throughout the year, including, among others, those relating to cybersecurity threats. The Audit Committee reviews our cybersecurity risk profile with management on a periodic basis using key performance and/or risk indicators. These key performance indicators are metrics and measurements designed to assess the effectiveness of our cybersecurity program in the prevention, detection, mitigation, and remediation of cybersecurity incidents.
Management is responsible for the day-to-day assessment and management of cybersecurity risks. Teams of IT, engineering, and information security professionals oversee cybersecurity risk management and mitigation, incident prevention, detection, and remediation. Leadership of these teams are professionals with cybersecurity expertise across multiple industries. Specifically, our Senior Information Security Manager leads our cybersecurity risk management function and is primarily responsible for assessing and managing our cybersecurity risk, with support from our Director of Information Technology and the Senior Director of Engineering. Our Senior Information Security Manager has over twenty years’ experience leading and managing cyber security programs and teams at various companies, and holds a CISSP certification (Certified Information Systems Security Professional).
We maintain a Cybersecurity Incident Response Plan ("CIRP") which establishes an organizational framework and guidelines intended to facilitate an effective response and handling of cybersecurity incidents that could jeopardize the availability, integrity, or confidentiality of our assets. The CIRP outlines roles and responsibilities of a cybersecurity incident response team comprised of cross-functional members of management from information technology, information security, legal, finance, and human resources; the specific criteria for measuring the severity of a cybersecurity incident; and an

ir.porchgroup.com	23

escalation framework. The CIRP also addresses senior management responsibility with respect to public disclosure determinations related to a cybersecurity incident and provides for Audit Committee and Board briefings. Along with the CIRP, management maintains numerous programs and processes to stay informed about and monitor the prevention, detection, mitigation and remediation of cybersecurity incidents.
Environment, Social, and Governance Oversight
We are committed to ESG as a means to create a profitable business year over year and drive financial value for our stakeholders. We understand the importance of looking at non-financial factors that could affect long-term financial performance and sustainability of our business, and how our activities might influence stakeholder decisions about our Company and erode or create business value over time. In 2024, we released our second ESG report, updating on our ESG initiatives and shared our future goals, all of which are tied to our stated goal to be profitable every quarter ongoing.
Oversight of ESG
Our Nominating and Corporate Governance Committee has ultimate oversight of our ESG initiatives and reporting. Our Nominating and Corporate Governance Committee brings diverse backgrounds, perspectives, and expertise in public company governance, scaling sustainably, stakeholder engagement, risk management, leadership, and diversity, equity, and inclusion initiatives. The Nominating and Corporate Governance Committee works closely with members of management to discuss our ESG strategy and provide oversight over the preparation of our annual ESG report prior to publication. Our Nominating and Corporate Governance Committee recognizes the value of ESG at the Company to drive business profitability while bringing about positive change to our communities.
Our Highest Priority ESG Areas
Informed by the materiality assessment we conducted in 2023 and current state of our business, our four highest priority ESG areas as follows:
For more information about our ESG initiatives, including our 2024 report and future developments on our initiatives, please visit: https://ir.porchgroup.com/investors/Sustainability/default.aspx. The information in or accessible through the website referred to in the foregoing sentence, including our ESG reports, is not incorporated into, and are not considered part of, this proxy statement.

24	2025 Proxy Statement

Board Governance Policies and Practices

Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which provide the framework for our corporate governance along with our Certificate of Incorporation, Bylaws, committee charters, and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, existence and scope of Lead Independent Director role, Board membership criteria, conflicts of interest, committee composition, and expectations regarding tenure obligations for Board, committee, committee chair, and Lead Independent Director service.
Declassified Board
At the 2022 annual meeting, upon the recommendation of the Board, our stockholders overwhelmingly voted in favor to declassify our Board and reduce the term for each director from staggered three-year terms to concurrent one-year terms. The transition to a declassified board was completed at the 2024 annual meeting. Consequently, the current term for each director expires at the Annual Meeting and at each annual meeting thereafter.
Notwithstanding the annual election of directors, our Corporate Governance Guidelines provide for an expectation that, subject to continued nomination and election, directors will serve for three or more full one-year terms. The Board believes that directors with increased tenure on the Board are often able to provide valuable contributions and insight into the Company's operations based on their experience with, and understanding of, the Company's business, history, and objectives.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier resignation, removal, or other termination of service. Our Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the Board.
Plurality Plus Voting for Directors; Director Resignation Policy
Pursuant to our Certificate of Incorporation and our Bylaws, directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote thereon at an annual meeting of stockholders. In April 2022, the Board adopted an amendment to our Corporate Governance Guidelines to include a “plurality plus” voting standard for the election of directors, which provides that, in an uncontested election of directors, any director nominee who receives more “WITHHOLD” votes than “FOR” votes at a stockholder meeting at which he or she is elected will tender his or her resignation to the Board promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision (by press release, SEC filing or any other public means of disclosure deemed appropriate) regarding the tendered resignation within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation.
In addition, pursuant to our Corporate Governance Guidelines, each director is expected to promptly disclose to the Board any existing or proposed relationships or transactions that involve or could give rise to a conflict of interest. If a significant conflict of interest involving a director cannot be resolved (e.g., by recusing herself or himself from deliberation of a particular matter), the director should promptly tender a resignation to the Board. The Nominating and Corporate Governance Committee will then review the appropriateness of that director’s continued service on the Board in light of the conflict and make a recommendation to the Board as to whether the resignation should be accepted.
Evaluations of the Board
The Lead Independent Director, in partnership with the Nominating and Corporate Governance Committee, oversees the annual performance evaluation process for the Board and its Committees. The self-evaluations are used to assist in the determination of whether the Board and its Committees are functioning effectively and, as appropriate, the assessment of director performance and contribution levels.

ir.porchgroup.com	25

In 2024, the Lead Independent Director and the Nominating and Corporate Governance Committee utilized detailed questionnaires with multiple choice and open-ended questions to evaluate the Board and its Committees across a number of topics. Areas of focus include performance, structure, conduct of meetings, quality of information and its timely dissemination, level and robustness of discussion, level of expertise on the Board and Committees, engagement with management and other key employees, and prioritization of topics for discussion.
The Nominating and Corporate Governance Committee reviewed and discussed the evaluation results and any actions to be taken as a result of the discussion. The Board also reviewed the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.
No Director Over-Boarding
All of our directors are in compliance with the over-boarding restrictions in our Corporate Governance Guidelines, which provides that no director should serve on more than three other public company Boards; no member of our Audit Committee should serve on more than two other public company audit committees; and no director who is the Chief Executive Officer of another public company should serve on more than two other public company boards, aside from the board of his or her own company.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, employees, officers, consultants, and independent contractors. The code codifies the business and ethical principles that govern all aspects of our business. A copy of the code will be provided without charge upon written request to our General Counsel and Secretary, in writing at 411 1st Avenue South, Suite 501, Seattle, WA 98104. A copy of the code can also be found at https://ir.porchgroup.com/corporate-governance/governance-documents. We intend to disclose any amendments to or waivers of certain provisions of the code on our website.
Insider Trading Policy
Our Board has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees. This policy sets forth restrictions and procedures related to trading in Porch Group’s securities that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. In addition to prohibiting trading in the Company's securities on the basis of material nonpublic information, our policy also describes instances where certain persons, including our directors and executive officers, must obtain prior approval before engaging in a transaction in the Company’s securities in an open trading window. Furthermore, the policy sets forth restrictions for regular and special trading blackout periods applicable to directors, officers, and certain designated employees, as well as limited exceptions to such restrictions. A copy of our Insider Trading Policy is filed as an exhibit to our Form 10-K.
Rule 10b5-1 Trading Plans
Our directors, officers, and employees are permitted, but not required, to use 10b5-1 trading plans to sell our stock. The Company has extensive guidelines that govern the use of 10b5-1 trading plans, including the timing of entry or modification of a plan, the price at which shares will be traded, a “cooling off” period after the plan is entered into during which no trades can take place, minimum and maximum terms, restrictions on the number of plans an individual can maintain, a prohibition on trading outside of a plan, and pre-approval of plans (and any modification of plans) by the General Counsel or Corporate Secretary.
Prohibition on Hedging and Pledging of Company Securities
Our Insider Trading Policy prohibits officers, directors, and employees, without exception, from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors, and employees of the Company are also fully prohibited, without exception, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Stockholder Engagement
We believe proactive stockholder engagement is key to our corporate governance process and that maintaining open and transparent dialogue is essential to strong relationships and providing stockholders with confidence in the long-term success of our business. Our commitment to stockholder engagement includes:
■Annual meeting: stockholders have the opportunity to vote, ask questions, and engage with our Board and management team
■Website: providing access to comprehensive documents, which provide detailed information on our business model, financial performance, strategy, and outlook

26	2025 Proxy Statement

■Investor relations: dedicated to communicating with stockholders, providing timely and accurate information about our performance through earnings and earnings calls, and leading stockholder outreach which includes conversations on a broad range of business topics
We engage with stockholders through investor roadshows, face-to-face and virtual meetings, video or telephone calls, earnings presentations and webcasts, annual meetings, our earnings, and SEC and press release announcements. In 2024, we held more than 200 investor meetings and an in-person Investor Day event. The information gathered in these meetings is included in regular updates and presentations to the Board.
We appreciate the ongoing support and partnership of our stockholders, and we remain focused on achieving long-term value for all stakeholders. See "Compensation Discussion and Analysis—Stockholder Engagement and Annual Advisory Vote on NEO Compensation" for further details on stockholder engagement.
Communication with the Board
Any stockholder or other interested party who wishes to communicate with the Board or any individual director may send written communications to the Board or such director c/o General Counsel and Secretary, Porch Group, Inc., 411 1st Avenue South, Suite 501, Seattle, WA 98104. The communication must include the stockholder’s full legal name (and, with respect to entity stockholders, the full legal names of such entity’s owners), address, email, phone number, and an indication that the person is our stockholder. The General Counsel and Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or Committee, based on the subject.

ir.porchgroup.com	27

Director Compensation

The Company’s non-employee director compensation policy includes an annual retainer consisting of cash fees and RSU awards for serving on its Board and committees. The compensation framework for non-employee directors is outlined below. Employee directors do not receive additional compensation for the Board service.

+
Under the non-employee director compensation policy, the RSU awards will vest on the one-year anniversary of the grant date, with two-thirds of the RSUs subject to resale restrictions expiring in equal increments on the first and second anniversaries of the vesting date. The RSUs will vest and the resale restrictions will lapse in the event the director ceases to serve on the Board due to disability, removal without cause, or other termination of service. In addition, in the event of a change in control in which the awards are not effectively assumed, the RSUs will vest in full, and the resale restrictions will lapse.
Directors elected by the Board between annual meetings are paid a pro rata amount of any cash fee and receive a pro-rata grant of RSUs, based on the period of their service on the Board, and any Committee for which they may be appointed. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending Board and Committee meetings.

28	2025 Proxy Statement

Changes to Director Compensation in 2024
Effective June 2024 and following the recommendation of WTW and the Compensation Committee, the Board updated the Company's non-employee director compensation policy based on peer group data and other market research performed by WTW. The purpose of these changes is to better align the Company’s director compensation with the median of market in order to be able to continue to retain and attract highly skilled and qualified directors. In addition to the changes described below, the committee chair and committee member retainers will now be paid in cash quarterly, instead of through an annual RSU award.

Annual Board Retainers				Committee Retainers

Non-Employee Director				Committee Chair

	2023-24		2024-25		2023-24(1)		2024-25(1)

Cash	$30,000	→	$45,000	Audit	$20,000	→	$21,000

RSU Award	$80,000	→	$150,000	Compensation	$10,000	→	$15,000

				NCG	$7,500	→	$9,000

	$110,000	→	$195,000	M&A	$10,000	→	N/A(2)

Additional Lead Independent Director Retainer				Committee Member

	2023-24		2024-25		2023-24(1)		2024-25(1)

Cash	$31,875	→	$60,000	Audit	$10,000	→	$10,000

RSU Award	$31,875	→	$0	Compensation	$5,000	→	$7,000

	$63,750	→	$60,000	NCG	$3,250	→	$4,000

				M&A	$5,000	→	N/A(2)

(1)    Retainer fees were previously paid in RSUs. The June 2024 changes to the director compensation policy provide for the committee chair and member retainers to be paid entirely in cash.
(2)    The M&A Committee paused operations in June 2024 and, therefore, no changes were made with respect to its compensation. The members of the M&A committee did not receive compensation after June 2024.

ir.porchgroup.com	29

2024 Director Compensation Table
The following table sets forth information for the year ended December 31, 2024, regarding the compensation awarded to or earned by the Company’s non-employee directors. The Stock Awards column includes the $150,000 annual equity retainer grant made to each director in June 2024 pursuant to the non-employee director compensation policy for services performed in 2024. In some cases, the Stock Awards column also includes an equity grant of fully-vested RSUs made to correct the number of RSUs granted to certain directors for service in fiscal 2023.
Mr. Ehrlichman, the Company’s Chief Executive Officer, does not receive any additional compensation for his service as a member of the Company’s Board. Please see "NEO Compensation Tables—2024 Summary Compensation Table" for the compensation paid or awarded to Mr. Ehrlichman for 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sean Kell(3)	52,500	163,384	215,884
Rachel Lam	54,500	150,000	204,500
Alan Pickerill(4)	100,906	161,875	262,781
Amanda Reierson(5)	47,000	235,000	282,000
Maurice Tulloch(6)	59,000	155,000	214,000
Camilla Velasquez(7)	48,500	235,000	283,500
Regi Vengalil(8)	50,000	243,250	293,250
(1)    This column reports the amount of cash compensation earned in 2024 for annual Board, Committee, and if applicable, Lead Independent Director service taking into account the change in non-employee director compensation policy that took effect in June 2024.
(2)    The amounts shown include the $150,000 annual equity retainer grant for 2024 consisting of 81,081 RSUs made to each director on June 12, 2024, pursuant to the non-employee director compensation policy. In some cases, the amounts shown also reflect an equity grant of fully-vested RSUs made on June 8, 2024 to correct the number of RSUs granted to certain directors for Board and Committee service in fiscal 2023. The closing price of Porch common stock on the date of the 2023 annual equity retainer grant was used to determine the value of the correction grant. See the Form 4 filings made on June 11, 2024 for a more complete description of the correction to the 2023 equity grant. Amounts with respect to the 2024 annual equity retainer grant reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the 2024 annual equity retainer grant awards is equal to the closing price of Porch common stock on the date of grant and may not correspond to the actual value that will be realized by the directors. Each non-employee director had 81,081 unvested RSUs outstanding as of December 31, 2024. Mr. Tulloch also had 109,970 vested outstanding RSUs and Mr. Pickerill had 35,231 vested outstanding options as of December 31, 2024.
(3)    In addition to the 2024 annual equity retainer grant, Mr. Kell received $13,384 of fully vested RSUs on June 8, 2024 to correct the prior year annual equity retainer grant for Board and Committee services provided during 2023.
(4)    In addition to the 2024 annual equity retainer grant, Mr. Pickerill received $11,875 of fully vested RSUs on June 8, 2024 to correct the prior year annual equity retainer grant for Board and Committee services provided during 2023.
(5)    In addition to the 2024 annual equity retainer grant, Ms. Reierson received $85,000 of fully vested RSUs on June 8, 2024 to correct the prior year annual equity retainer grant for Board and Committee services provided during 2023.
(6)    In addition to the 2024 annual equity retainer grant, Mr. Tulloch received $5,000 of fully vested RSUs on June 8, 2024 to correct the prior year annual equity retainer grant for Board and Committee services provided during 2023.
(7)    In addition to the 2024 annual equity retainer grant, Ms. Velasquez received $85,000 of fully vested RSUs on June 8, 2024 to correct the prior year annual equity retainer grant for Board and Committee services provided during 2023.
(8)    In addition to the 2024 annual equity retainer grant, Mr. Vengalil received $93,250 of fully vested RSUs on June 8, 2024 to correct the prior year annual equity retainer grant for Board and Committee services provided during 2023.
Stock Ownership by Non-Employee Directors
The Board believes that an ownership stake in the Company strengthens the alignment of interests between directors and stockholders, and we strongly encourage our directors to hold an equity interest in our Company. Accordingly, each non-employee director is required to own common stock (or equivalents) having a value of at least three times their annual cash retainer fee within five years of becoming a director. In the event that their annual retainer fee is increased, non-employee directors will have five years to meet the new ownership guidelines. All non-employee directors meet these stock ownership requirements. The Board will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship. See "Compensation Discussion and Analysis—2024 NEO Compensation Determinations—Other Compensation Practices and Policies" for stock ownership requirements for NEOs.

30	2025 Proxy Statement

Proposal 2: Ratification of the Appointment of Grant Thornton LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025

General
The Board is asking our stockholders to ratify the appointment by the Audit Committee of Grant Thornton LLP ("Grant Thornton"), as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2025. Stockholder ratification of such selection is not required by our Bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate governance.
The Audit Committee appointed Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Last year, 99% of all votes cast were in favor of Grant Thornton. The Audit Committee believes that the continued engagement of Grant Thornton as the Company’s independent registered public accounting firm for 2025 is in the best interest of the Company and its stockholders, and the Board recommends that stockholders ratify the Audit Committee’s appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2025. Among other reasons, the Audit Committee and Board recommend the ratification of Grant Thornton because of the quality of their work product and performance; knowledge and experience with the Company's business operations, accounting policies, and industry; professional qualifications of the lead audit partner and other members of the team; appropriateness of the audit fees; and independence program and controls for maintaining independence.
In the event our stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to continue to retain Grant Thornton for the fiscal year ending December 31, 2025, and in future years. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made. A representative of Grant Thornton will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.
Vote Required
The majority of votes cast by the stockholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then "FOR" the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Recommendation of The Board and Audit Committee

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

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Audit Fees and Audit Committee Report

In this section of the proxy statement, we discuss the fees paid to our current and former independent auditors and provide the report of the Audit Committee for the year ended December 31, 2024.
Each year, the Audit Committee will evaluate the qualifications, performance, tenure, and independence of the Company’s independent auditor and determine, after also considering the impact of a change in auditor, whether to re-engage the current independent auditor. On October 2, 2023, the Company appointed Grant Thornton to serve as its independent auditor and dismissed Ernst & Young LLP ("EY"). See "Appendix C" for more information about our change in independent registered public accounting firms.
Accountant Fees and Services
The following table sets forth aggregate fees for professional services rendered by Grant Thornton and EY for the years ended December 31, 2024 and 2023.

	Grant Thornton LLP		Ernst & Young LLP
	Years Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	($)	($)	($)	($)
Audit fees(1)	3,114,800	3,112,750	30,000	1,547,500
Audit-related fees	—	—	—	—
Tax fees(2)	—	—	6,036	454,515
All other fees	—	—	—	—
Total fees	3,114,800	3,112,750	36,036	2,002,015
(1)Audit fees above are professional services for the annual audits of our financial statements and internal control over financial reporting, reviews of interim financial statements, professional consultations with respect to accounting issues directly related to the financial statement audit, and services rendered in connection with the filing of our registration statements and security offerings. Grant Thornton performed the audit of our financial statements for the fiscal years ended December 31, 2024 and 2023.
(2)Tax fees generally include fees related to tax compliance, tax planning and advice and tax due diligence in connection with acquisitions.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Corporate Governance, Structure and Responsibility—Board Committees” and “Audit Fees and Audit Committee Report—Report of the Audit Committee.”
Pre-Approval Policy
According to policies adopted by the Audit Committee and ratified by the Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.
The Audit Committee approved all services provided by EY during the year ended December 31, 2023, and that of Grant Thornton during the years ended December 31, 2024 and 2023. The Audit Committee has considered the nature and amount of the fees billed by EY and Grant Thornton and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s and Grant Thornton's independence.
Report of the Audit Committee
The Audit Committee oversees our independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications and independence by

32	2025 Proxy Statement

meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation, and integrity of our financial statements.
In fulfilling its oversight responsibilities, the Audit Committee:
■reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2024, with management and Grant Thornton;
■discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC;
■discussed the effectiveness of internal control over financial reporting ("ICFR"), as well as other important financial accounting and reporting issues with management and Grant Thornton;
■received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB; and
■discussed with Grant Thornton its independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC. The Audit Committee appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Submitted by the Audit Committee of the Board: Maurice Tulloch, Chair Rachel Lam Regi Vengalil

ir.porchgroup.com	33

Certain Relationships and Related Person Transactions

The Board has adopted a Related Person Transaction Policy addressing the review, approval or ratification, and monitoring of related person transactions. The policy covers any related person transaction that meets the minimum threshold for disclosure in this proxy statement under SEC rules. The Audit Committee is responsible for administering the policy.
Related person transactions are transactions or proposed transactions to which the Company or any of its consolidated subsidiaries is or will be a participant; in which the aggregate amounts involved exceed $120,000 in any fiscal year; and in which any of our directors, nominees for director, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest. Other than the indemnification agreements described below, there have been no transactions or arrangements since January 1, 2023, that require disclosure under our policy or SEC regulations.
Indemnification Agreements
The Company entered into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.
Procedures with Respect to Review and Approval of Related Person Transactions
Related person transactions must be reviewed and, if deemed appropriate, approved by the Audit Committee (or, if so, determined by the Audit Committee, the disinterested members of the Board). If a related person proposes to enter into such a transaction, the related person must report the proposed transaction to our General Counsel or the Chair of the Audit Committee.
Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction if it deems ratification appropriate under the circumstances. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit and finance committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is consistent with the Company's best interests. In reaching its decision, the Audit Committee will consider, among other relevant factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; potential conflicts of interest; the business rationale for the transaction; the extent of the related person’s interest in the transaction; and the availability of other sources of comparable products or services. The Audit Committee also may impose any conditions on the related person transaction that it deems appropriate.

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Executive Officers

The following table sets forth information with respect to our executive officers as of April 17, 2025:

Matthew Ehrlichman	Shawn Tabak	Matthew Neagle
CHIEF EXECUTIVE OFFICER AND CHAIRMAN	CHIEF FINANCIAL OFFICER	CHIEF OPERATING OFFICER
Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Matthew Ehrlichman is provided above in “Our Board Nominees—Board Nominees.”

Shawn Tabak Age: 46

Shawn Tabak was appointed Chief Financial Officer of the Company in November 2022. Most recently, he served as the Chief Financial Officer of Naked Wines, Plc (LSE: WINE), a leading direct-to-consumer wine business, from 2020 to 2022. Previously, Mr. Tabak served as Vice President of Finance at Upwork, Inc. from March 2020 to December 2020, Vice President of Investor Relations and Treasury at Shutterfly, Inc. from 2016 to 2020 and as Chief Financial Officer and Senior Vice President of Finance at Clean Power Finance, Inc. from 2012 to 2016. He began his career at KPMG LLP, where he earned his CPA and advised clients across the technology and internet sectors on M&A and other finance transactions. Mr. Tabak holds a B.A. in Economics from the University of California, Santa Barbara.

Matthew Neagle Age: 46

Matthew Neagle is Chief Operating Officer for the Company. As Chief Operating Officer, Mr. Neagle leads efforts to drive organic growth of Porch's insurance services business and software and services platform and manages the day-to-day rhythms of the business. Previously, he also served as Porch's Chief Revenue Officer from 2017 to 2020, Porch's Chief Customer Officer from 2016 to 2017 and Porch's Vice President, Operations from 2014 to 2016. Prior to joining Porch, Mr. Neagle worked at Amazon, leading the expansion of Kindle into stores in China, India, and Japan and at Google, leading the teams to help small businesses to acquire and retain customers online through AdWords. Mr. Neagle is a long-time leader, alumnus and supporter of AIESEC, the world's largest student organization. He holds a B.A., B.S.E. and M.B.A. from the University of Michigan.

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Proposal 3: Approval of, on an Advisory (Non-Binding Basis), the Compensation of our Named Executive Officers

General
The Compensation Committee values the perspectives of stockholders regarding our NEO compensation philosophy and program through an annual Say on Pay advisory vote. As part of the Board’s commitment to continuous review and improvement of governance, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and as required by Rule 14a-21 of the Exchange Act, the Board is providing our stockholders with an opportunity to cast an advisory (non-binding) vote on a resolution to approve the compensation of our NEOs.
The principal objective of our compensation programs is to attract, retain, and motivate key executives responsible for our success by rewarding individual and Company performance in a way that is aligned with the Company’s and stockholders’ short and long-term interests. We do so by providing market competitive total compensation and incentives that reward achievement of performance goals that are designed to correlate with the enhancement of stockholder value and tying our NEOs’ incentive compensation to Company performance and increases in stockholder value. We believe our NEO compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices, and the effective provision of incentives for our NEOs to exert their best efforts for our success. We discuss our compensation philosophy and programs for the Company’s NEOs, the decisions made by the Compensation Committee under those programs, the process utilized, and factors considered in making those decisions for our NEOs in 2024 in more detail below in this proxy statement.
As required by Section 14A of the Exchange Act, we are asking for stockholder approval of the compensation of our NEOs. The Board recommends that stockholders approve such compensation by approving the following advisory resolution:
RESOLVED, that the stockholders of Porch Group, Inc. approve, on an advisory basis, the compensation of the Company’s NEOs identified in the 2024 Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation Discussion and Analysis” and "NEO Compensation Tables" in this proxy statement).
As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s NEO compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and will consider whether any actions are necessary to address those concerns. Last year, 94% of votes cast were in favor of our named executive officers' compensation.
Vote Required
The majority of votes cast by the stockholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 3. Brokers do not have discretion to vote on this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. We currently hold our advisory vote on executive compensation annually, and the next such vote is expected to occur at our 2026 annual meeting. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then "FOR" the advisory resolution to approve the compensation of our NEOs.
Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

36	2025 Proxy Statement

Compensation Discussion and Analysis

In this section of the proxy statement, we outline the 2024 compensation philosophy and program for our NEOs. We also detail the Compensation Committee's decisions regarding the program as well as the process and key factors considered in making those decisions.

Defined Terms
2020 Stock Plan
Porch Group, Inc. 2020 Stock Incentive Plan

Absolute Share Price
Closing price of a share of our common stock calculated based its VWAP over a defined period

Achievement Period
The time frame in which the Company must meet the specified incentive compensation performance goals

Adjusted EBITDA
Non-GAAP financial metric provided to the investment community; see Appendix A for a reconciliation to net income

CAGR
Compound Annual Growth Rate

EBITDA
Earnings before interest, taxes, depreciation, and amortization

Incentive Plan Adjusted EBITDA
Non-GAAP performance metric under our STI and LTI plans; see discussion in 2024 Short-Term Incentive section of CD&A

LTI
Long-term incentive

PRSU
Performance-based RSU

RSU
Restricted Stock Unit

STI
Short-term incentive

TSR and rTSR
Total Shareholder Return and Relative Total Shareholder Return

TTM
Trailing 12 months

VWAP
Volume-weighted average price of a share of common stock of the Company

Our NEOs
The NEOs for 2024 are our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer.

Matthew Ehrlichman	Shawn Tabak	Matthew Neagle
CHIEF EXECUTIVE OFFICER AND CHAIRMAN ■CEO and Chairman since December 2020 ■CEO since 2011	CHIEF FINANCIAL OFFICER ■CFO since November 2022	CHIEF OPERATING OFFICER ■Porch Group COO since July 2020 ■Chief Revenue Officer from March 2017 to July 2020 ■Porch employee since 2013
2024 NEO Compensation Philosophy
The Compensation Committee's philosophy towards NEO compensation continues to evolve, reflecting our growth as a maturing publicly-traded company. To support the Company’s strategic vision, the Compensation Committee and Company are committed to providing a market-competitive total compensation program designed to attract and motivate a highly-qualified and high-performing workforce and to retain top-performing employees. Our compensation philosophy also seeks to address the shared interests of many of the Company’s stakeholders. Additionally, the Compensation Committee is committed to evolving the design of our incentive programs to align with our long-term strategy and strengthen the pay-for-performance link.

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KEY OBJECTIVES OF OUR COMPENSATION PHILOSOPHY:
■Link NEO compensation to Company performance by utilizing performance-based equity as a significant portion of total compensation
■Attract and retain a highly-qualified executive leadership team
■Motivate our executive leadership team to execute our long-term growth strategy
■Provide opportunity for above-market total compensation for strong Company performance, subject to alignment with peer group practices and the competitive landscape for top executive talent
■Include appropriate risk mitigation measures within incentive programs

2024 NEO Compensation Program
2024 NEO Incentive Programs
For the 2024 NEO compensation program, the Compensation Committee prioritized enhancing our performance-based programs to further incentivize our NEOs to achieve our overall financial and operational objectives and deliver long-term value to our stockholders.

SUMMARY OF 2024 NEO COMPENSATION PROGRAMS
■Adopted the 2024 Bonus Plan, which features:
◦Award value and performance payout solely based on achievement of revenue and Incentive Plan Adjusted EBITDA, with payouts subject to achievement based on separate performance grids and each metric measured independently
◦A Compensation Committee-approved adjustment policy for performance metrics that provides objective methodology for addressing extraordinary events, including catastrophic weather events
◦Fixed payout caps of 200% of the target bonus of each NEO
◦Compensation Committee’s annual discretion to pay earned bonus in cash or equity or a combination of the two

■Approved the 2024 LTI Equity Program, which features:
◦Continued mix of RSUs and PRSUs, with PRSUs representing 75% of target LTI equity award
◦Three equally weighted (33.33%) PRSU components:
▪The achievement of rTSR through 2026, as measured against the Total Shareholder Return of the S&P SmallCap 600 Index during the performance period
▪Revenue goals in 2026
▪Incentive Plan Adjusted EBITDA goals in 2026
◦Fixed payout cap of 200% of target PRSUs
◦RSUs subject to time-based vesting over four years

2024 Target Compensation
In setting 2024 target compensation, the Compensation Committee completed a detailed evaluation of the following factors for each NEO: individual performance for continuing NEOs; scope of role; skills, experience, and criticality to the business; and internal pay equity and similar factors. In addition, the Compensation Committee reviewed peer group and market survey data as a reference point to address market competition for talent. As a result, the Compensation Committee approved increases to base pay and LTI targets for all NEOs and to the STI target for Mr. Tabak. The Committee approved such increases to recognize the significant contributions, performance, and tenure of the NEOs; to incentivize their future strong performance, engagement, and retention; and to align with market compensation practices.
The following charts set forth the 2024 target compensation for our NEOs, as well as the percentage of 2024 target compensation (based on grant value) that is performance-based (target bonus and target PRSUs) and that is at-risk (target bonus and target LTI equity awards).

38	2025 Proxy Statement

Chief Executive Officer	Chief Financial Officer	Chief Operating Officer

71% Performance Based 92% At-Risk	58% Performance Based 72% At-Risk	69% Performance Based 89% At-Risk
Charts exclude target values of PRSUs related to the 2022 LTI equity program granted in 2024.
The target grant value of the 2024 LTI Equity Program is materially less than the grant date fair value of such awards computed in accordance with FASB ASC Topic 718 presented in “Stock Awards” column in the Summary Compensation Table. See “Compensation Discussion and Analysis—2024 NEO Compensation Determinations—2024 LTI Equity Program” for further information.
2024 NEO Compensation Components
The Company’s compensation elements continue to include a combination of base salary, STI awards, LTI equity awards, and other benefits, all of which are aligned with our compensation philosophy.

Element	Philosophy & Objective
Base Salary
■Attracts and retains talent in a competitive market
■Provides stable income reflective of an incumbent's skills, tenure, and role complexity while balancing fixed and variable compensation
■Increases are neither automatic nor guaranteed, which incentivizes achievement of Company operational, financial, and strategic goals as wells as individual performance

Short-Term Incentive Awards
■Supports a pay-for-performance culture by linking award values and performance payouts to the achievement of two objective financial Company performance metrics
■Compensation Committee retains the ability to apply negative discretion to actual payout
■Actual target bonus value is expressed as a percentage of base salary allowing for adjustments based on promotions, additional responsibilities, and benchmarking data

Long-Term Incentive Equity Awards
■Aligns NEO interests with the long-term stockholders value through multi-year vesting period and/or performance period
■Two equity vehicles provide diverse incentives for NEOs – RSUs provide full value on grant and retention and PRSUs reinforce long-term strategic business objectives and long-term value creation. Actual value of both RSUs and PRSUs upon vesting are also subject to stock price performance

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2024 NEO Compensation Determinations
Base Salary
Base salaries are reviewed on at least an annual basis. On March 31, 2024, each NEO's annual base salary increased to reflect performance, internal pay equity, and market positioning relative to our peer group.
The following table sets forth the annual base salary rate in effect for our NEOs for 2023 and 2024.

Name	2023	2024
Matthew Ehrlichman	$600,000	$625,000
Shawn Tabak	$390,000	$410,000
Matthew Neagle	$425,000	$450,000
2024 Short-Term Incentive – 2024 Bonus Plan
In April 2024, the Compensation Committee approved the 2024 Bonus Plan for our NEOs. The bonus targets for Messrs. Ehrlichman and Neagle (expressed as a percent of base salary) remained unchanged. Mr. Tabak’s bonus target was increased to acknowledge his significant contributions, performance, and increasing tenure. The adjustment also aims to further incentivize his continued high performance, engagement, and retention, while ensuring alignment with market compensation practices. Bonus calculations are based on actual base salary paid for the applicable performance period.
The following table sets forth the bonus targets in effect for Messrs. Ehrlichman, Tabak and Neagle in 2023 and 2024.

Name	2023	2024
Matthew Ehrlichman	100%	100%
Shawn Tabak	50%	60%
Matthew Neagle	100%	100%
Earned bonuses for our NEOs were calculated based on predefined performance grids tied to the achievement levels of two objective Company performance goals: revenue and Incentive Plan Adjusted EBITDA. The Compensation Committee selected these metrics because they are key indicators of the Company's performance and are directly aligned with profit and loss, earnings results, and long-term stockholder value creation. No payout is made to an individual who is not employed on the payout date, subject to the terms of their respective employment agreements.
The 2024 Bonus Plan provides a threshold bonus opportunity of 30%, an increase from 25% under the 2023 Bonus Plan, and a maximum bonus opportunity of 200% of each NEO's target bonus. No bonus is earned if actual performance falls below all threshold levels. The Committee retains negative discretion to reduce the bonus, regardless of performance, for any reason it deems appropriate.
Revenue and Incentive Plan Adjusted EBITDA under the 2024 Bonus Plan are defined as follows:
■Revenue is defined as GAAP total Revenue.
■Incentive Plan Adjusted EBITDA; see "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for a definition and a reconciliation to net income, which is the most directly comparable measure under GAAP.
In addition, the Compensation Committee pre-approved an adjustment policy for the 2024 Bonus Plan, which includes adjustments for accounting changes, acquisitions, divestitures, investments, and certain catastrophic insurance events. The final Incentive Plan Adjusted EBITDA result for purposes of the 2024 Bonus Plan included $39.2 million in Compensation Committee-approved adjustments, primarily for multiple named catastrophic weather events each in excess of $10 million. The Committee determined to approve these adjustments given the significant and unforeseen impacts of such catastrophic weather events, which were outside of management's control and unrelated to their performance. By excluding these events outside of management's control, the Committee believes it is better aligning management's compensation with the Company's pay-for-performance philosophy.
Financial Performance Goal Setting. The 2024 performance goals were designed to be challenging yet achievable while incentivizing and rewarding strong performance. The chart below sets forth the threshold, target, and maximum goals for the financial performance metrics for each measurement period of the 2024 Bonus Plan established by the Compensation Committee. The target goals approximated the Company's 2024 budget, with Revenue target set $30.7 million above the 2023 actual Revenue achievement of $430.3 million and Incentive Plan Adjusted EBITDA target set $46 million above 2023

40	2025 Proxy Statement

actual achievement of $(44.5) million. Because the performance grids for each metric achievement are calculated independently, it allows performance across each metric to count separately towards the total achievement such that performance in one metric does not influence performance of another metric.

Full Year 2024 Measurement Period
	Revenue ($)	Incentive Plan Adjusted EBITDA ($)
Threshold Performance (30% payout for weighted factor)	422M	(1.7)M
Target Performance (100% payout for weighted factor)	461M	1.5M
Maximum Performance (200% payout for weighted factor)	500M	20M
2024 Bonus Plan Results. The following are the financial results for the Company's full year 2024 and corresponding payouts.
■Full Year 2024 Revenue (50% weighted): 58% payout achieved, based on revenue achievement of approximately $437.8 million
■Full Year 2024 Incentive Plan Adjusted EBITDA (50% weighted): 200% payout achieved, based on Incentive Plan Adjusted EBITDA achievement of $46.4 million, which included $39.2 million in Compensation Committee-approved adjustments, primarily for multiple named catastrophic weather events each in excess of $10 million.
As a result, each NEO earned 129% of their target bonus under the 2024 Bonus Plan. In April 2025, the Compensation Committee approved the payouts and determined to pay NEO bonuses to be paid in cash up to 100% of plan achievement, with anything above 100% of plan achievement delivered in immediately vested RSUs. The Committee determined to deliver immediately vested RSUs in excess of 100% achievement to all recipients of short-term non-equity incentive bonuses, including non-NEOs, in order to preserve the Company's cash position for other corporate purposes.
Recoupment Provisions. The 2024 STI payouts are subject to clawback under our clawback policy. See "Compensation Discussion and Analysis—2024 NEO Compensation Determinations—Other Compensation Practices and Policies—Clawback Policy" below.
2024 LTI Equity Program
In April 2024, the Compensation Committee approved the 2024 LTI Equity Program for our NEOs for awards under the 2020 Stock Plan. The following table sets forth the grant values for the 2024 LTI equity awards to our NEOs. The 2024 aggregate grant values for each of our NEOs were denominated in PRSUs (75% of grant value) and RSUs (25% of grant value).

Name	2024 Annual PRSU Award	2024 Annual RSU Award
Matthew Ehrlichman (1)	$5,062,500	$1,687,500
Shawn Tabak	$615,000	$205,000
Matthew Neagle (1)	$2,250,000	$750,000
(1)     This chart does not reflect the third tranche of the May 2022 PRSU award, which represented the third tranche of the 2022 LTI Equity Program and which was not achieved.
Grant Values. The 2024 grant values were denominated in RSU awards and PRSU awards based on the 60-trading day VWAP of a share of common stock of the Company ending on April 4, 2024 ($3.2410 per share), which was also used for all Company employees who were granted annual equity awards in April 2024.
Annual PRSU Awards. Earned PRSUs for our NEOs will be based upon achievement of three distinct performance metrics and corresponding weightings:
■rTSR (33.3% weighting based on grant value of target PRSUs): achievement measured against the total shareholder return of the S&P SmallCap 600 Index during the performance period ending December 31, 2026. The rTSR measure (percentile ranking) to be determined at the end of the performance period using a 60-day trading VWAP for the Company relative to a 60-day closing average for companies in the S&P SmallCap 600 Index. The three-year rTSR metric replaced the Absolute Share Price metric in order to strengthen the pay for performance link through PRSU design, further mature the Company's NEO compensation program, and better align the Company with peer group practices.
■Profit – Incentive Plan Adjusted EBITDA (33.3% weighting based on grant value of target PRSUs): achievement of Incentive Plan Adjusted EBITDA goal for 2026.

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■Revenue (33.3% weighting based on grant value of target PRSUs): achievement of Revenue goal for 2026.
The Compensation Committee pre-approved an adjustment policy for Incentive Plan Adjusted EBITDA and Revenue metrics, which includes adjustments for accounting changes, acquisitions, divestitures, and certain catastrophic insurance events.
The Compensation Committee established threshold, target, and maximum levels of rTSR, Incentive Plan Adjusted EBITDA and Revenue performance for each of the metrics of 50%, 100%, and 200% of target, respectively, with interpolation in-between. As permitted by SEC rules and regulations, we are not including the threshold, target and maximum goals for Incentive Plan Adjusted EBITDA and Revenue. Achievement and relative payout for rTSR is determined as follows, with interpolation between the 25 and 75 percentiles:
■TSR below 25 percentile of the index, 0% payout;
■TSR equal to 25 percentile of the index, 50% payout;
■TSR equal to 50 percentile of the index, 100% payout; and
■TSR greater than or equal to 75 percentile of the index, 200% payout.
No PRSUs are earned for a performance metric if actual performance is below the threshold level for the respective performance metric. The Committee also retains negative discretion to reduce the performance achievement or payouts for any reason.
Any earned PRSUs will vest upon the Compensation Committee’s determination of actual performance following the applicable performance period. No payout will be made if the individual participant is not employed as of the date of determination of actual performance. Additional information related to vesting and termination is included in the applicable PRSU Award Agreements as well as the terms of their employment agreements.
Annual RSU Awards. Each RSU represents the right to receive, upon vesting, one share of common stock of the Company. The 2024 RSU awards will vest 25% on April 4, 2025, and the remaining RSUs will vest semi-annually in equal installments over the next 36 months, subject to the individual’s employment or service with the Company as contemplated in the RSU Award Agreement as well as the terms of their employment agreements.
Recoupment Provisions. The 2024 LTI equity awards for our NEOs provide for a forfeiture of such awards (and a clawback of specified proceeds to the extent such awards have vested) for any material breach of specified restrictive covenants related to Company policies and additional restrictive covenants, including non-competition, non-solicitation, non-disparagement, assignment of proprietary rights, and confidentiality. Additionally, the 2024 LTI equity awards are subject to clawback under our clawback policy. See "Compensation Discussion and Analysis—2024 NEO Compensation Determinations—Other Compensation Practices and Policies—Clawback Policy" below.
Outstanding New Hire Award (RSUs) – Mr. Tabak
In connection with his appointment at the Company, Mr. Tabak received a one-time award of RSUs having an aggregate grant value of $900,000, which will be granted in four equal grant installments. The first tranche was granted in December 2022 and vested on the first anniversary of the grant date. The second and third tranches were granted in December 2023 and 2024, respectively, with the remaining installment to be granted in December 2025, and such RSUs will vest in approximately two equal installments on the six-month anniversary and one year anniversary from each tranche's respective grant date. The vesting of the RSUs is subject to Mr. Tabak’s continued employment on each vesting date, certain other terms of the award agreement and the 2020 Stock Plan.
Mr. Tabak was granted 88,922 RSUs on December 2, 2024, representing the third tranche of his new hire award. The number of RSUs were determined using the 60-day VWAP for the Company's common stock preceding the grant date, consistent with the Company's current practice.
Outstanding PRSUs During 2024
In May 2022, the Compensation Committee approved annual PRSU awards to Messrs. Ehrlichman and Neagle. The third tranche of these awards was forfeited due to non-attainment of performance conditions.
In April 2023, the Compensation Committee approved annual PRSU awards to Messrs. Ehrlichman, Tabak and Neagle. The April 2023 PRSUs may be earned annually over a three-year period based on the attainment of three performance metrics: specified stock price hurdle (established using specified CAGRs of the VWAP of common stock), the 2025 Incentive Plan Adjusted EBITDA, and the 2025 Revenue conditions. The average stock price hurdles must be achieved over any 90 trading-day period within the first 18 months or any 30 trading-day period within the last 18 months of the Performance Period. The 2025 Revenue Condition is set and measured at the beginning and at the end of 2025 respectively, and is based upon the Company’s actual annual revenue achievement for the fiscal year that ends on December 31, 2025.
In April 2024, the Compensation Committee approved annual PRSU awards to Messrs. Ehrlichman, Tabak and Neagle. Please refer to the discussion of these PRSU awards above.
The actual number of PRSUs that can be earned is between 0% and 200% (subject to interpolation in-between). Any earned PRSUs only vest at the end of the three-year service period.

42	2025 Proxy Statement

Employment Agreements and Arrangements
CEO, CFO, and COO Employment Agreements. The Compensation Committee approved Company employment agreements for Messrs. Ehrlichman and Neagle in February 2022 and for Mr. Tabak in November 2022. The Compensation Committee believes these agreements improve our ability to attract and retain qualified executives by establishing key terms of employment and providing severance benefits for long-term security. Certain of the provisions included in the employment agreements, including provisions regarding severance, were benchmarked against other companies in our peer group in order to provide reasonable, market-based terms.
The employment agreements do not provide for guaranteed salary increases, earned bonuses, or equity awards. Further, the employment agreements provide for double-trigger equity acceleration upon a change in control for qualifying terminations, except in limited circumstances if any equity awards are not assumed in the transaction. The Compensation Committee believes that double-trigger equity acceleration benefits are appropriate to mitigate the uncertainty that executive officers can experience while the possibility of a change in control exists and incentivize them to remain with the Company through the change in control event. The severance benefits in such agreements are subject to compliance with restrictive covenants, including non-competition, non-solicitation, assignment of proprietary rights, and confidentiality. See "NEO Compensation Tables—Employment Agreements" for a description of the material terms of the employment agreements, including specified payments in connection with certain termination events and upon a change in control.
Other Compensation Practices and Policies
Stock Ownership. We strongly encourage our executives to hold an equity interest in our Company. Each of our executive officers is required to build and maintain their share ownership to the levels listed below within a period of five years of the later of March 23, 2021 (the effective date of the guidelines) or date the person became an executive officer subject to Section 16 of the Exchange Act.
■CEO: 6x current base salary
■Other NEOs: 2x current base salary
Shares owned outright (including shares from unvested time-based RSUs) will count toward the ownership goals, while shares associated with PRSU and unexercised stock options do not count toward compliance with the policy.
We believe the stock ownership policy will contribute to the retention of shares by our executive officers. Messrs. Ehrlichman and Neagle have met their respective ownership levels, and it is anticipated that Mr. Tabak will be in compliance with the suggested ownership levels within the requisite time frame. In the event that the ownership goals are not achieved within the applicable five-year period, the executive officer would be required to hold 50% of net profits shares issued upon exercise of stock options or settlement of RSUs and PRSUs as applicable (in each case, after payment of any applicable withholding tax obligations) until the required ownership guideline is reached.
The stock ownership policy is in addition to any holding period requirements that may be required under any equity award.
Clawback Policy. As required by the listing standards adopted by Nasdaq as a result of SEC rulemaking, our Board adopted a Policy for the Recovery of Erroneously Awarded Compensation. The policy provides that the Company must promptly recover specified incentive-based compensation that is received by our Section 16 officers (including our NEOs) on or after October 2, 2023, regardless of fault or misconduct, upon specified accounting restatements of the Company’s financial statement that resulted in such persons receiving an amount that exceeded the amount that would have been received if based on the restated financial statements. There are limited exceptions to the recovery requirement as set forth in the listing standards. Incentive-based compensation is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The subject compensation will be determined without regard to any net settlement of, or taxes paid or payable or withheld on, such compensation, but there will not be any duplicative recovery by the Company. As specified in the listing standards, the Company cannot indemnify, or pay or reimburse for insurance for, a Section 16 officer for recoveries under this policy.
The recovery period under the policy is three full years preceding the date our Board or Audit Committee concludes, or reasonably should have concluded, that an accounting restatement is required. If applicable, the Company will provide the current or former Section 16 officer with a written demand for repayment or return and the method thereof. If such repayment or return is not made when due, the policy provides that the Company will take all reasonable and appropriate actions to recover such erroneously awarded compensation from such person. A copy of our Policy for the Recovery of Erroneously Awarded Compensation is filed as an exhibit to our Form 10-K.
Perquisites. The Compensation Committee has established a policy to reimburse any employee or director for personal legal expenses, not to exceed $75,000 annually, relating to Section 13 reporting to the SEC for open market purchases of shares of the Company’s common stock, valuation and control assessments for antitrust reporting obligations, and/or advice and support in connection with sales of Porch stock to cover federal income tax withholding obligations for Porch employment. Otherwise, the Company does not currently provide any material perquisites to our NEOs.
401(k) Plan. The Company maintains, and our NEOs may participate in, the Porch 401(k) Plan, a tax qualified 401(k) retirement savings plan. Each participant may contribute to the plan through payroll deductions, up to 90% of such person’s salary and bonus limited to the maximum allowed by Internal Revenue Code regulations (for 2024, the limit was $23,000, with

ir.porchgroup.com	43

a maximum catch-up contribution of $7,500 for individuals turning 50 years of age or older during 2024). The Company provided a match for 2024.
How Compensation is Determined

Role of CEO & Management
In determining the compensation of NEOs other than Mr. Ehrlichman, the Compensation Committee receives input from Mr. Ehrlichman, the Compensation Committee's independent compensation consultant, and human resources leadership. Mr. Ehrlichman, as founder and CEO of Porch, has the most involvement and knowledge of the Company’s business goals, strategies, performance, and overall effectiveness of the senior management team and each person’s individual contribution to the Company's performance. Other key leaders, most notably the Company’s SVP of People and Mr. Neagle, provide valuable context on the Company’s human capital management efforts as well as an understanding of peer and general market practices regarding compensation. Management also provides the Compensation Committee with information regarding the individual’s experience, current performance, potential for advancement, and other subjective factors. No NEO participates in the final deliberations by the Committee with respect to such person’s own compensation.

Role of Compensation Committee
As detailed further above, the Compensation Committee establishes the compensation of our NEOs after reviewing: individual performance for continuing NEOs; scope of role; skills, experience, and criticality to the business; internal pay equity; benchmarking market data; and other factors it deems relevant. It also has used similar considerations to negotiate employment, transition, and separation agreements with our NEOs.

The Compensation Committee works with management to set the agenda for its regular meetings. The Compensation Committee also has special meetings and informal meetings and meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Mr. Ehrlichman. The Compensation Committee also regularly consults with its external advisors, including its compensation consultant and legal counsel.

Role of Independent Consultants
The Compensation Committee engaged WTW as its independent compensation consultant beginning in May 2021 and continues to engage WTW. Representatives of WTW are invited to attend all Compensation Committee meetings. WTW provided recommendations on an appropriate peer group, assisted in the evaluation of 2024 target compensation setting, and reviewed and discussed alternatives for the design and implementation of the 2024 NEO Compensation Program.

Stockholder Engagement and Annual Advisory Vote on NEO Compensation
Our stockholders’ views on corporate governance and NEO compensation are important to us and we value and use the feedback and insights that we receive from stockholders. Stockholders may contact the Board or the Compensation Committee at any time throughout the year to provide feedback on our NEO compensation. We provide our stockholders with the annual opportunity to cast an advisory vote on our NEO compensation through a Say on Pay proposal. At the 2024 annual meeting of stockholders, stockholders representing approximately 94% of the votes cast approved, on an advisory basis, the Say on Pay proposal.
Competitive Positioning
The following criteria were assessed in determining the 2024 peer group:
■Publicly-traded companies on a major U.S. national securities exchange, with no bankruptcies or de-listings within the last three years
■Within our relevant industries
■Within an appropriate revenue range (which was the primary factor analyzed)

44	2025 Proxy Statement

Based on the advice of WTW and consideration by Compensation Committee members of criteria relevant to peer group selection, the Compensation Committee determined that the following companies were comparable for purposes of evaluating the 2024 compensation program for NEOs:

2024 Peer Group(1)
■Agilysys, Inc. ■Blend Labs, Inc. ■Domo, Inc. ■Eventbrite, Inc. ■EverQuote, Inc.	■Fathom Holdings Inc. ■Goosehead Insurance, Inc. ■HCI Group, Inc. ■Hippo Holdings, Inc. ■Lemonade, Inc.	■Liquidity Services, Inc. ■LivePerson, Inc. ■Logility Supply ChainSolutions, Inc.(2) ■NI Holdings, Inc.	■PROS Holdings, Inc. ■PubMatic, Inc. ■QuinStreet, Inc. ■Root, Inc. ■TrueCar, Inc.

(1)     Mitek Systems, Inc. and Quotient Technology Inc. were removed from the Company's 2025 peer group due to no longer satisfying the Company's criteria described above.
(2)     Formerly American Software, Inc.
In 2024, the Compensation Committee reviewed proposed target compensation against the peer group median for base salary and target total cash compensation, and the 75th percentile of the peer group for annual long-term equity awards.
Compensation Policies and Practices Risk Assessment
Consistent with SEC disclosure requirements, the Compensation Committee, with the assistance of WTW and management, has assessed compensation policies and practices for Company employees and concluded that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.
Other Equity-Related Policies
Timing of Equity-Based Grants
The Compensation Committee and the Board neither coordinate the timing of equity-based grants to our directors, executive officers, or employees with the release of material non-public information nor take material non-public information into account when determining the terms of the equity-based awards. The Company does not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. As a maturing public Company, our annual LTI awards are typically granted early in the second quarter of the year following our Company-wide annual review cycle and to coincide with the timing of grants to the rest of the employee population. Off-cycle monthly awards may be made if our CEO and the Compensation Committee deem it necessary for new hires, or in other special or unique circumstances. The effective date for an off-cycle award typically is the first business day of the month following the employee's hire date. We use the VWAP of a share of Company’s common stock when granting annual LTI awards to mitigate any volatility of stock price.
Tax Matters
No Excise Tax Gross-Ups
If a company makes “parachute payments,” Section 280G of the Internal Revenue Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments,” and Section 4999 of the Internal Revenue Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1,000,000. For this purpose, a covered employee generally means our CEO, our two highest compensated officers (other than our CEO), and certain former officers of the Company. In order to maintain flexibility, the Compensation Committee retains the authority to authorize compensation that may not be deductible if the Compensation Committee believes doing so is in the best interests of the Company.
The CEO, CFO, and COO employment agreements and the Company’s equity incentive plans (including the award agreements) may entitle our NEOs to receive payments in connection with a change in control that may result in excess parachute payments. However, the Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

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Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.

Submitted by the Compensation Committee of the Board:

Sean Kell, Chair
Maurice Tulloch
Camilla Velasquez
This report of the Compensation Committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into, or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

46	2025 Proxy Statement

NEO Compensation Tables

2024 Summary Compensation Table
The following table shows information regarding the compensation of our NEOs during the fiscal year ended December 31, 2024, and, to the extent required by SEC disclosure rules, the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
Matt Ehrlichman	2024	618,269	11,320,415	797,567	24,327	12,760,578
Chief Executive Officer and Chairman	2023	600,000	2,445,664	1,200,000	21,110	4,266,774
	2022	642,230	12,893,066	—	47,926	13,583,222
Shawn Tabak	2024	404,616	1,674,281	299,627	3,720	2,382,244
Chief Financial Officer	2023	390,000	559,769	390,000	—	1,339,769
	2022	49,500	324,253	—	—	373,753
Matthew Neagle	2024	443,269	4,998,212	571,817	3,000	6,016,298
Chief Operating Officer	2023	417,885	1,153,189	835,770	—	2,406,844
	2022	409,377	1,069,807	—	—	1,479,184
(1)Reflects base salary during the relevant fiscal year. For a discussion regarding changes in base salary, see “Compensation Discussion and Analysis—2024 NEO Compensation Determinations—Base Salary.”
(2)Includes aggregate grant date fair value of awards granted in the year indicated computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be realized by our NEOs. Stock Awards consist of RSUs and PRSUs. RSUs and the portion of PRSUs based on the achievement of financial performance metrics were valued using the closing price of common stock of the Company on Nasdaq on the grant date. The portion of PRSUs based on share price performance or rTSR, which are considered market conditions under FASB ASC Topic 718, were valued based on the probable achievement of the underlying market conditions as of each grant date using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market conditions. The grant date fair value of PRSU awards granted in May 2022 in the Summary Compensation Table for 2022, 2023, and 2024 is determined under FASB ASC Topic 718, which stipulates that a grant date is established when the underlying terms of the award are fixed. Because the revenue condition for these PRSU awards is set during the annual budgeting cycle, the grant date and associated award grant date fair value are established annually over the three-year performance period.
(3)Reflects payouts under the Company's short-term incentive bonus plan. For purposes of the 2024 Bonus Plan, our full year Revenue was approximately $437.8 million and our Incentive Plan Adjusted EBITDA was approximately $46.4 million, which included $39.2 million in adjustments pre-approved by the Compensation Committee, primarily relating to multiple catastrophic weather events each in excess of $10 million. This level of performance resulted in our NEOs earning 129% of their respective target bonuses under the 2024 Bonus Plan. At Compensation Committee's discretion, the payouts under the 2024 Bonus Plan were split between a cash payment equal to the NEO's target amount and immediately vested RSUs, the number of which was determined based on the closing price of the Company’s common stock on the grant date, covering the remainder of the earned bonus. Mr. Ehrlichman received $618,269 in cash and 31,790 immediately vested RSUs with a grant date value of $179,298; Mr. Neagle received $443,269 in cash and 22,792 immediately vested RSUs with a grant date value of $128,548; and Mr. Tabak received $232,269 in cash and 11,943 immediately vested RSUs with a grant date value of $67,358.
(4)In connection with the additional SEC reporting and filing requirements for Mr. Ehrlichman’s purchase of shares in the Company, the Company has agreed to reimburse Mr. Ehrlichman for his personal legal expenses, not to exceed $75,000 annually. In 2024, the Company reimbursed Mr. Ehrlichman $20,607 for personal legal expenses relating to SEC reporting and filing obligations regarding his purchase of Company shares in 2024. Additionally, Mr. Ehrlichman received Company matching 401(k) contributions and a stipend for business-related home internet use.

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2024 Grants of Plan-Based Awards
The table below includes information relating to awards under our 2024 Bonus Plan and 2024 LTI Equity Program made to our NEOs for the fiscal year ended December 31, 2024. All equity awards in 2024 were granted pursuant to the 2020 Stock Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Matt Ehrlichman	2/27/24	PRSU				105,596	211,192	1,266,892	(4)		297,781
		BP	185,481	618,269	1,236,538
	4/5/24	PRSU				260,336	520,672	1,041,344	(5)		2,259,716
	4/5/24	PRSU				260,336	520,672	1,041,344	(6)		2,259,716
	4/5/24	PRSU				260,337	520,673	1,041,346	(7)		4,243,485
	4/5/24	RSU								520,672	2,259,716
Shawn Tabak	12/2/24	RSU								88,922	335,236
		BP	69,681	232,269	464,538
	4/5/24	PRSU				31,626	63,252	126,504	(5)		274,514
	4/5/24	PRSU				31,626	63,252	126,504	(6)		274,514
	4/5/24	PRSU				31,626	63,252	126,504	(7)		515,504
	4/5/24	RSU								63,252	274,514
Matthew Neagle	2/27/24	PRSU				35,200	70,399	422,298	(4)		99,263
		BP	132,981	443,269	886,538
	4/5/24	PRSU				115,705	231,410	462,820	(5)		1,004,319
	4/5/24	PRSU				115,705	231,410	462,820	(6)		1,004,319
	4/5/24	PRSU				115,705	231,410	462,820	(7)		1,885,992
	4/5/24	RSU								231,410	1,004,319
(1)Represents potential threshold, target, and maximum payouts under the 2024 Bonus Plan for Messrs. Ehrlichman, Tabak, and Neagle. The bonus opportunity under the 2024 Bonus Plan was earned based upon performance grids specifying achievement levels of two objective Company performance goals, Revenue and Incentive Plan Adjusted EBITDA. The performance goals at target are based upon the Company’s 2024 budget, subject to an approved adjustment policy by the Compensation Committee. This performance-based 2024 bonus program has a threshold and maximum bonus opportunity of 30% and 200% of the applicable target bonus. The Committee has negative discretion to reduce the bonus for any reason. As described in the Summary Compensation Table, each NEO received 129% of their target bonus, split at the discretion of the Compensation Committee between a cash payment equal to their target amount and immediately vested RSUs covering the remainder of the earned bonus.
(2)The RSU awards granted on April 5, 2024, to Messrs. Ehrlichman, Tabak, and Neagle will vest 25% on April 5, 2025, and thereafter semiannually in equal increments over the next 36 months, subject to each individual’s employment or service with the Company in accordance with applicable award and employment agreements. The RSU award granted to Mr. Tabak on December 2, 2024, represents the third installment of his one-time new hire award having an aggregate grant date value of $900,000 that is being granted in four installments. This third installment vests semiannually over one year, subject to Mr. Tabak's continued employment in accordance with his award and employment agreements.
(3)Each amount reported in this column represents the grant date fair value of the applicable award which was determined pursuant to FASB ASC Topic 718. RSUs granted during the year and the portion of PRSUs granted during the year based on financial performance metrics were valued based on the closing stock price on the date of grant. The portion of PRSUs based on market conditions were valued based on the probable achievement of the underlying market conditions as of the date of grant using a Monte Carlo simulation. The actual amounts that will be received by our NEOs with respect to these market and/or performance-based awards will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was deemed probable at the date of grant. The Monte Carlo pricing model assumptions were as follows:

Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
2/27/2024	0.84	5.0%	105.0%	0.0%
4/5/2024	2.74	4.5%	110.4%	0.0%
(4)This amount represents the third tranche of the May 20, 2022, PRSU awards granted to each of Messrs. Ehrlichman and Neagle for the 2024 Achievement Period, representing one-third of the full target PRSU award. The actual number of PRSUs that can be earned for the 2024 Achievement Period is between 50% and 100% of one-third of the full target PRSU award based upon the Absolute Share Price achieving threshold and target amounts, and up to 200% of the full target PRSU award if the maximum Absolute Share Price goal and the TTM revenue condition are met. The February 27, 2024, grant date reflects the timing of when all the definitive terms of the award were known, i.e., the

48	2025 Proxy Statement

determination of the 2024 TTM revenue condition. Actual revenue for 2022 was lower than the 2022 TTM revenue condition by 9.5%, resulting in no PRSUs being earned by Messrs. Ehrlichman and Neagle for the 2022 Achievement Period. Absolute Share Price goals were not met for the 2023 and 2024 Achievement Period resulting in no PRSUs being earned by Messrs. Ehrlichman and Neagle for these periods.
(5)This amount represents the portion of the PRSU awards granted to each of our NEOs in April 2024 that may be earned and vested based on achieving Revenue goals for the year ending December 31, 2026.
(6)This amount represents the portion of the PRSU awards granted to each of our NEOs in April 2024 that may be earned and vested based on achieving Incentive Plan Adjusted EBITDA goals for the year ending December 31, 2026.
(7)This amount represents the portion of the PRSU awards granted to each of our NEOs in April 2024 that may be earned and vested based on achieving rTSR goals as of December 31, 2026. TSR will be measured against the TSR of the S&P SmallCap 600 Index during the performance period.
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table presents information regarding the outstanding stock options and stock awards held by each of our NEOs as of December 31, 2024.

			Option Awards					Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Matthew Ehrlichman	3/23/2017	3/22/2017	281,856	(1)	—	1.92	3/22/2027	—		—		—		—
	3/23/2017	5/19/2017	281,856	(1)	—	1.92	3/22/2027	—		—		—		—
	10/18/2018	9/12/2018	1,328,468	(1)	—	2.73	10/17/2028	—		—		—		—
	6/5/2020	3/31/2020	23	(2)	—	3.30	6/4/2030	—		—		—		—
	2/10/2022	10/1/2021	—		—	—	—	—		—		883,740	(8)	4,348,001	(7)
	5/20/2022	4/1/2022	—		—	—	—	79,181	(5)	389,571	(7)	—		—
	4/7/2023	4/1/2023	—		—	—	—	364,266	(5)	1,792,189	(7)	—		—
	4/7/2023	4/7/2023	—		—	—	—	—		—		1,748,474	(9)	8,602,492	(7)
	4/5/2024	4/5/2024	—		—	—	—	520,672	(5)	2,561,706	(7)
	4/5/2024	4/5/2024	—		—	—	—	—		—		1,562,017	(10)	7,685,124	(7)
Matthew Neagle	6/6/2018	4/1/2018	555	(1)	—	2.07	6/5/2028	—		—		—		—
	8/24/2018	7/1/2018	1,278	(1)	—	2.73	8/23/2028	—		—		—		—
	6/5/2020	3/1/2020	5,869	(3)	—	3.30	6/4/2030	—		—		—		—
	6/5/2020	3/1/2020	7,045	(2)	—	3.30	6/4/2030	—		—		—		—
	4/22/2021	12/31/2020	12,643	(4)	—	13.23	4/21/2031	—		—		—		—
	5/20/2022	4/1/2022	—		—	—	—	79,181	(5)	389,571	(7)	—		—
	4/7/2023	4/1/2023	—		—			172,199	(5)	847,219	(7)	—		—
	4/5/2024	4/5/2024	—		—	—	—	231,410	(5)	1,138,537	(7)	—		—
	4/7/2023	4/7/2023	—		—	—	—	—		—		826,551	(9)	4,066,631	(7)
	4/5/2024	4/5/2024	—		—	—	—	—		—		694,230	(10)	3,415,612	(7)
Shawn Tabak	4/7/2023	4/1/2023	—		—	—	—	25,830	(5)	127,084	(7)	—		—
	4/5/2024	4/5/2024	—		—	—	—	63,252	(5)	311,200	(7)	—		—
	12/2/2024	12/2/2024	—		—	—	—	88,922	(6)	437,496	(7)	—		—
	4/7/2023	4/7/2023	—		—	—	—	—		—		123,983	(9)	609,996	(7)
	4/5/2024	4/5/2024	—		—	—	—	—		—		189,756	(10)	933,600	(7)

(1)This option vested 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/36th monthly increments.
(2)This option vested 25% on the vesting commencement date, 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/36th monthly increments.

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(3)This option vested 25% on the six-month anniversary of the vesting commencement date, 25% in monthly increments over the next six months, another 25% on the first anniversary of the vesting commencement date and the remaining 25% of options in subsequent 1/36th monthly increments.
(4)This option vested 25% on the vesting commencement date, 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/35th monthly increments.
(5)This stock award vests 25% on the first anniversary of the vesting commencement date and the remaining semiannually over three years.
(6)This stock award vests semiannually over one year.
(7)This value is calculated by multiplying the number of shares subject to this award by $4.92, the closing stock price of a share of Company common stock on December 31, 2024.
(8)This stock award vests in one-third installments if certain stock price triggers are achieved within 36-months following the grant as follows: (i) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $26.00 over 20 trading days within a 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $28.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $30.00 over any 20 trading days within any 30-consecutive trading day period.
(9)This stock award vests in 2026 based on the achievement of three performance metrics, 50% based on Absolute Share Price CAGR, 25% based on Revenue and 25% based on Incentive Plan Adjusted EBITDA. The actual number of PRSUs that can be earned is between 0% and 200% of the target number of PRSUs.
(10)This stock award vests in 2027 based on the achievement of three performance metrics, 33.3% based on Revenue, 33.3% based on Incentive Plan Adjusted EBITDA and 33.3% based on rTSR. The actual number of PRSUs that can be earned is between 0% and 200% of the target number of PRSUs.
2024 Options Exercised and Stock Vested
The following table reflects, for each of our NEOs, the number of RSUs vested during the fiscal year ended December 31, 2024. There were no option exercises or PRSUs that vested for our NEOs during the fiscal year ended December 31, 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Matthew Ehrlichman	532,066	1,576,353
Shawn Tabak	246,358	717,363
Matthew Neagle	206,024	635,153
(1)Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(2)Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of the Company’s common stock on Nasdaq on the vesting date or if the vesting occurred on a day on which Nasdaq was closed for trading, the next trading day.
Pension Benefits
The Company does not sponsor or maintain any defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement of its employees, including our NEOs.
Nonqualified Deferred Compensation
The Company does not sponsor or maintain any defined contribution or other plan for its employees, including our NEOs, that provides for the deferral of compensation on a basis that is not tax-qualified.
Employment Agreements
On February 11, 2022, the Company entered into new employment agreements with Mr. Ehrlichman (the “CEO Employment Agreement”) and Mr. Neagle (the “COO Employment Agreement”), and on November 2, 2022, upon the hire of Mr. Tabak as the new Chief Financial Officer, the Company entered into an employment agreement with Mr. Tabak (the “CFO Employment Agreement”) (each, for purposes of this subsection, an “Executive”).
Following is a summary of the material severance and change in control provisions of each of the CEO Employment Agreement, CFO Employment Agreement, and COO Employment Agreement.
Term: Each agreement is for an initial term of 36 months and provides for automatic renewals for successive 12-month terms absent written notice from the Company or the Executive at least 60 days prior to the expiration of the then-current

50	2025 Proxy Statement

term. Each Executive is an at-will employee and either party may terminate Executive’s employment and the agreement at any time, with or without cause.
Non-Change in Control (Termination). Upon a Non-Change in Control Termination (as such term is defined in the applicable agreements), subject to the execution and non-revocation of a general release and compliance with the restrictive covenants described below, the Executive will be entitled to accrued obligations (i.e., payment of any earned but unpaid base salary, accrued but unused paid time off (if required by applicable law to be paid upon termination), vested benefits in accordance with the applicable employee benefit plan, and unreimbursed business expenses) and (i) cash severance equal to 12 months of the Executive’s then-current annual base salary and the Executive’s annual target bonus opportunity, payable in equal monthly installments over the 12-month severance period, subject to offset due to other employment, and (ii) during the severance period (but ceasing once equivalent employer-paid coverage is otherwise available to him or upon the earliest of certain other events, including violation of the restrictive covenants described below), the Executive will be entitled to monthly payments necessary to cover the premiums for continued coverage for him and his dependents under Porch’s health, dental and vision plans through COBRA.
Furthermore, upon a Non-Change in Control Termination, (i) any outstanding performance-based equity awards will remain outstanding and will vest in accordance with the specified vesting schedule (excluding any requirement for continued employment), (ii) any outstanding time-vesting equity awards that would have vested through the first anniversary of the termination date will vest on the termination date and any unvested awards remaining thereafter will be terminated and canceled by the Company, and (iii) for any stock options which were vested as of the termination date, such options may be exercised until the earlier of 12 months following the termination date and the expiration date and any unvested stock options remaining thereafter will be terminated and canceled by the Company. Upon termination due to death or Disability (as such term is defined in the applicable agreements), any vested options may be exercised until the earlier of the one-year anniversary of the termination date and the expiration date of such options. Upon the Executive’s termination of employment which is not for Good Reason (as such term is defined in the applicable agreements), any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.
Equity Acceleration (Change in Control). Each of the CEO, CFO, and COO Agreements also provide for double-trigger equity acceleration in the event of a Change in Control (as such term is defined in the applicable agreements). Upon a Change in Control, existing equity awards will continue based on specified terms, provided that (i) any unearned performance-based share awards will be treated as RSUs or time-based options (respectively) and vest 12 months from the closing date and (ii) all outstanding equity awards will be accelerated in full and paid upon a Change in Control if such awards are not assumed or substituted by the surviving entity on a reasonably equivalent basis. Upon a Change in Control Termination, (i) any outstanding equity awards will be fully earned and vested and (ii) any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date. Also, following a change in control, (x) upon termination due to death or Disability, any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date, and (y) upon any other termination except Cause (as such term is defined in the applicable agreements), any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.
Pursuant to action taken by the Compensation Committee in February 2020, outstanding options held by Mr. Neagle will vest upon the occurrence of a “change in control” of the Company, subject to Mr. Neagle’s continued employment through such date.
Restrictive Covenants. Under the terms of their respective offers of employment, our CEO, CFO, and COO are subject to restrictive covenants relating to non-competition and non-solicitation of employees while employed by the Company for 18 months (in the case of Mr. Ehrlichman) and for 12 months (in the case of Messrs. Neagle and Tabak) thereafter (subject to a longer period if due to breach). In addition, each executive officer has agreed not to use or disclose any confidential information of the Company, subject to customary exceptions, and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.
2020 Stock Plan
Below are the terms of the various award agreements granted under the Company’s 2020 Stock Plan provide for accelerated vesting upon the occurrence of certain events.
Effect of a Change in Control or Certain Other Transactions under the 2020 Stock Plan. In the event of a Change in Control (as defined in the 2020 Stock Plan), the 2020 Stock Plan generally provides that the Board may determine to effect some combination of accelerated vesting, assumption, substitution, or surrender of outstanding equity awards in exchange for cash, stock, or other property in connection with such Change in Control.
Clawback of Proceeds. The award agreements issued to our Executives under the 2020 Stock Plan generally require the recipient of the applicable award to agree to restrictive covenants relating to confidentiality, non-disparagement, and, for 12 months post-termination, non-solicitation of employees and business relations and non-competition, and to the extent such covenants (or any other agreement between the recipient and the Company) are breached by the recipient, to forfeit the award and remit a cash payment based on the number of earned and vested shares underlying the applicable equity award.

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Tax Matters. Pursuant to the award agreements under the 2020 Stock Plan, if any payments or benefits to which the recipient thereof would be entitled to receive pursuant to the terms of the applicable agreement or otherwise in connection with a change in the ownership or effective control of the Company would result in all or a portion of such payments or benefits being deemed "parachute payments" under Section 280G of the IRS Code and the excise tax imposed by Section 4999 of the IRS Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the IRS Code, provided that no reduction will be made if the Executive would receive a greater net after-tax amount absent such reduction.
Accelerated Vesting – Execution of Release. As a condition to any accelerated vesting of underlying equity awards, the award agreements under the 2020 Stock Plan require the recipient of the applicable award to execute a release of claims in favor of the Company within 60 days of the applicable termination of employment.
Accelerated Vesting of RSUs – Termination of Employment. The RSU award agreements generally provide that if the Executive’s employment with the Company is terminated by the Company without Cause or the Executive resigns with Good Reason (in each case, as defined in the applicable award agreement) that, subject to the execution and irrevocability of the release discussed above, any unvested RSUs that would otherwise have vested within 12 months of such termination will become vested as of the 61st day following such termination or resignation.
Accelerated Vesting of PRSUs – Termination of Employment. The PRSU award agreements generally provide that if employment with the Company is terminated by the Company without Cause or such Executive resigns with Good Reason that, subject to the execution and irrevocability of the release discussed above, the applicable award will remain outstanding and will vest when earned in accordance with the applicable vesting schedule without regard for any vesting condition relating to employment.
Treatment of RSUs – Change in Control. The RSU award agreements generally provide that in the event of a Change in Control:
■if the award is assumed or reasonably substituted on an equitable basis to such Executive, the award will continue subject to the terms of the award agreement, except that if such Executive’s employment with the Company is terminated by the Company without Cause or such Executive resigns with Good Reason on or within 12 months following the consummation of such Change in Control, the award will fully vest as of the 61st day following such termination or resignation; or
■if the award is not assumed or reasonably substituted on an equitable basis to such Executive, the award will fully vest immediately prior to the consummation of the Change in Control.
Treatment of PRSUs – Change in Control. The PRSU award agreements generally provide that in the event of a Change in Control:
■if the award is assumed or reasonably substituted on an equitable basis to such Executive, any earned portion of the award will remain issued and outstanding as RSUs, subject to a vesting period commencing on the closing date of such Change in Control and ending on the earlier of (a) the one-year anniversary thereof and (b) the 61st day following the date on which the Executive’s employment is terminated by the Company without Cause or such Executive resigns for Good Reason; or
■if the award is not assumed or reasonably substituted on an equitable basis to such Executive, the award will fully vest immediately prior to the consummation of the Change in Control.
Potential Payments Upon Termination or Change of Control
The following table estimates the potential payments and benefits to our NEOs upon termination of employment or a change of control, assuming such event occurs on December 31, 2024. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
Other Notes Applicable to Table. The 2020 Stock Plan provides for the acceleration of vesting of equity awards under specified circumstances noted above. The table reflects (A) the intrinsic value of such acceleration, based on the closing price of the common stock on Nasdaq on December 31, 2024 ($4.92) and (B) to the extent the applicable equity award is an option, the exercise price thereof. The table does not reflect the intrinsic value of vested equity awards, which is set forth in "Outstanding Equity Awards at December 31, 2024."
The Compensation Committee or Board has discretion to accelerate the vesting of equity awards under the 2020 Stock Plan to the extent not expressly set forth above. The table assumes that neither the Compensation Committee nor the Board utilize such discretion.

52	2025 Proxy Statement

For a termination following a change in control, the table below assumes the change in control event and the termination event each occur as of December 31, 2024.

Executive	Qualifying Termination of Employment(1)	Qualifying Termination within 12 Months Following a Change in Control(2)	Change in Control(3)
Matthew Ehrlichman	$3,226,068	$22,319,924	$22,319,924
Shawn Tabak	$1,298,984	$3,113,333	$3,113,333
Matthew Neagle	$1,964,392	$10,796,412	$10,796,412
(1)    For purposes of this column, “qualifying termination of employment” refers to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason. For each of our NEOs, the figures reflect the value of cash severance equal to 12 months of annual base salary, the annual target bonus, the cost of COBRA coverage, the value of RSU awards that would have vested within 12 months following termination, and the value of accelerated vesting of PRSU awards as described under Accelerated Vesting of PRSUs – Termination of Employment above. For our PRSU awards, the Company has assumed performance goals applicable to each award are satisfied at target prior to the end of each applicable performance period.
(2)    For purposes of this column, the Company has assumed that the outstanding equity awards have been assumed or substituted by the successor or acquirer in connection with the change in control event. “Qualifying Termination” for purposes of this column refers to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason. For each of our NEOs, the figures reflect the values noted in footnote (1) with the exception of the value of RSU awards in that we are including the value of accelerated vesting of all outstanding RSU awards pursuant to the terms of the applicable award agreements.
(3)    For purposes of this column, the Company has assumed that the outstanding equity awards were not assumed or substituted by the successor or acquirer in connection with the change in control event. For each of our NEOs, the figures reflect the values noted in footnote (1) with the exception of the value of RSU awards in that we are including the value of accelerated vesting of all outstanding RSU awards pursuant to the terms of the applicable award agreements.

CEO Pay Ratio

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. This information is being provided for compliance purposes only. Neither the Compensation Committee nor management of the Company used the pay ratio in making compensation decisions for 2024.
The median employee was selected from a group of 732 full-time and part-time employees who were active as of December 31, 2024. In identifying our median employee, we used the annual base salary of each employee for the 12-month period that ended on December 31, 2024, plus any earned commissions and overtime, all of which was obtained from internal payroll records. The Company identified a new median employee as management believes it is a better representation of the employee population for the most recent year. We did not include independent contractors or leased workers in our employee population for purposes of making our determination.
As disclosed in the Summary Compensation Table, the 2024 annual total compensation, as determined under Item 402 of Regulation S-K, for our CEO was $12,760,578. The 2024 annual total compensation, as determined under Item 402 of Regulation S-K, for our median employee was $93,810, representing a U.S. corporate exempt level employee. Based on the foregoing, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for 2024 is 136 to 1.
Given the different methodologies, estimates, adjustments, and other assumptions that public companies utilize to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

ir.porchgroup.com	53

Pay Versus Performance

The following table provides information about the relationship between executive compensation actually paid ("CAP") and certain financial performance of the Company, in accordance with Item 402(v) of Regulation S-K. Please see the “Compensation Discussion and Analysis” for an overview of our compensation philosophy, objectives, processes, and components of our Principal Executive Officer ("PEO") and other NEO compensation program, including how the Compensation Committee structures our NEO compensation program to motivate and reward the achievement of performance-based financial goals that align with our operational and strategic objectives. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation Committee has not used or considered CAP in establishing the NEO compensation program. A significant portion of the CAP amounts shown relate to changes in the values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the “Compensation Discussion and Analysis,” the PRSUs are subject to multi-year performance conditions tied to objective performance metrics and all of the RSUs, PRSUs, and stock options are subject to time vesting conditions or holding periods. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest (or thereafter upon exercise, in the case of outstanding stock options).

					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Company Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income (Loss) (in thousands) ($)(7)	Adjusted EBITDA (Loss) (in thousands) ($)(8)
2024	12,760,578	22,388,040	4,199,271	6,945,312	34	202	(32,829)	7,171
2023	4,266,774	9,047,023	1,873,307	3,318,178	22	149	(133,933)	(44,514)
2022	13,583,222	(5,051,506)	896,705	(1,798,741)	13	95	(156,559)	(49,601)
(1)We have never sponsored or maintained any defined benefit or actuarial pension plans. Therefore no pension value adjustments were made to the compensation actually paid amounts set forth in the table above. The Company has not paid nor accrued any dividends on equity awards in any applicable year.
(2)The dollar amounts reported in the table are the amounts of total compensation reported for Mr. Ehrlichman and the average amounts of total compensation reported for the other NEOs as a group, as listed in footnote (4), for each corresponding year in the "Total" column of the Summary Compensation Table, as applicable. See "NEO Compensation Tables—2024 Summary Compensation Table."
(3)The PEO reported in the table represents Mr. Ehrlichman for all three years shown. The dollar amounts reported represent the amount of CAP as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Ehrlichman during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following table provides the adjustments that were made to Mr. Ehrlichman’s total compensation for each year to determine the CAP.

Year	Reported Summary Compensation Table Total for PEO ($)	Less	Reported Value of Equity Awards ($)(a)	Plus	Equity Award Adjustments ($)(b)	Equals	CAP for PEO ($)
2024	12,760,578		11,320,415		20,947,877		22,388,040
2023	4,266,774		2,445,664		7,225,913		9,047,023
2022	13,583,222		12,893,066		(5,741,662)		(5,051,506)

54	2025 Proxy Statement

	Equity Award Adjustments
Year	Added Value of Outstanding and Unvested Awards Granted During the Year ($)	Added Change in Value of Outstanding and Unvested Awards Granted in Prior Years ($)	Added Value as of Vesting Date of Awards Granted and Vested During the Year ($)	Added Change in Value of Awards Granted in Prior Years and Vested During the Year ($)	Deducted Fair Value at the End of the Prior Year of Awards that Failed to Meet Vesting Conditions During the Year ($)	Total Equity Award Adjustments ($)
2024	12,522,171	8,509,228	—	(62,409)	(21,113)	20,947,877
2023	6,974,212	471,227	—	(199,020)	(20,506)	7,225,913
2022	1,520,099	(6,746,516)	1,520,122	(2,035,367)	—	(5,741,662)
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted and vested in the same year for any applicable year, the amount equal to the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; and (v) the subtraction of the prior year year-end fair value for any awards granted in prior years that fail to meet the applicable vesting conditions during the applicable year. The fair values of RSUs and PRSUs included in the CAP to our PEO and the Average CAP to our other NEOs are calculated at the required measurement dates in accordance with FASB ASC 718, consistent with the approach used to value the awards at the grant date as described in our Form 10-K. In accordance with Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards were remeasured as of the end of each year, and as of each vesting date. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the grant date. Any material changes to the RSU, PRSU, and stock option fair values from the grant date (for current year grants) and from prior year-end (for prior year grants) are based on our updated stock price at the respective measurement dates, and for PRSUs, updated estimates for performance outcomes.
(4)The Non-PEO NEOs reported in the table represent Messrs. Tabak, Neagle, and Heimbigner for year 2022, and Messrs. Tabak and Neagle for 2023 and 2024. To calculate CAP, the following average adjustments were made to the average total compensation number shown in the Summary Compensation Table. See footnotes (a) and (b) to footnote (3) above for information on footnotes (a) and (b) in the table below.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less	Average Reported Value of Equity Awards ($)(a)	Plus	Average Equity Award Adjustments ($)(b)	Equals	Average CAP for Non-PEO NEOs ($)
2024	4,199,271		3,336,246		6,082,287		6,945,312
2023	1,873,307		856,479		2,301,350		3,318,178
2022	896,705		464,687		(2,230,759)		(1,798,741)

ir.porchgroup.com	55

	Equity Award Adjustments
Year	Added Value of Outstanding and Unvested Awards Granted During the Year ($)	Added Change in Value of Outstanding and Unvested Awards Granted in Prior Years ($)	Added Value as of Vesting Date of Awards Granted and Vested During the Year ($)	Added Change in Value of Awards Granted in Prior Years and Vested During the Year ($)	Deducted Fair Value at the End of the Prior Year of Awards that Failed to Meet Vesting Conditions During the Year ($)	Total Equity Award Adjustments ($)
2024	3,762,059	2,346,205	—	(20,599)	(5,378)	6,082,287
2023	2,249,022	110,119	—	(57,460)	(331)	2,301,350
2022	223,440	(765,032)	—	(635,944)	(1,053,223)	(2,230,759)
(5)Assumes an investment of $100 was made in the Company's common stock on December 31, 2020, the first day of trading of the Company’s common stock on Nasdaq, and measures cumulative TSR from that date through and including December 31 of the specified year. Historical stock performance is not necessarily indicative of future stock performance.
(6)Assumes an investment of $100 was made in the S&P 500 IT Index on December 31, 2020, and measures cumulative TSR from that date through and including December 31 of the specified year.
(7)Reflects the Company's net income (loss) as reported in our financial statements.
(8)Reflects Adjusted EBITDA (Loss) for the specified year as reported in our financial statements.
Pay versus Performance Description of Relationships
The graphs below show the relationship of CAP for our PEO and other NEOs in 2024, 2023, and 2022 to: (1) TSR of both our Company and Peer Group; (2) net income (loss); and (3) adjusted EBITDA (Loss).

Compensation Actually Paid Versus Total Shareholder Return
Total Shareholder Return
$500
$475
$450
$425
$400
$375
$350
$325
$300
$275
$250
$225
$200
$175
$150
$125
$100
$75
$50
$25
$0
Compensation Actually Paid (Thousands)
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
-$10,000
2022
2023
2024
Year
PEO
Non-PEO
Porch Total Shareholder Return
S&P 500 IT Index

56	2025 Proxy Statement

Compensation Actually Paid Versus Net Income (Loss)
Net Income (Loss) (Thousands)
Compensation Actually Paid (Thousands)
$250,000
$200,000
$150,000
$100,000
$50,000
$0
-$50,000
-$100,000
-$150,000
-$200,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
-$10,000
-$20,000
-$30,000
-$40,000
2022
2023
2024
Year
PEO
Non-PEO
Net Income (Loss)

Compensation Actually Paid Versus Adjusted EBITDA (Loss)
$250,000
$200,000
$150,000
$100,000
$50,000
$0
-$50,000
-$100,000
-$150,000
-$200,000
Adjusted EBITDA (Loss) (Thousands)
$50,000
$40,000
$30,000
$20,000
$10,000
$0
-$10,000
-$20,000
-$30,000
-$40,000
Compensation Actually Paid (Thousands)
2022
2023
2024
Year
PEO
Non-PEO
Adjusted EBIDTA (Loss)

ir.porchgroup.com	57

Tabular List of Performance Measures
In the Company’s assessment, the financial performance measures set forth in the table below represent the most important financial performance measures used by the Company for 2024 to link compensation actually paid to the Company’s NEOs to Company performance. Please refer to “Compensation Discussion and Analysis” for additional information.

MOST IMPORTANT PERFORMANCE MEASURES TO DETERMINE 2024 COMPENSATION ACTUALLY PAID
Relative Total Shareholder Return	Revenue	Adjusted EBITDA (Loss)

This pay versus performance section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024, regarding the number of shares of the Company’s common stock that may be issued under our equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Security Holders	17,300,049	(1)	$3.41	(2)	7,697,792	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	17,300,049		$3.41		7,697,792
(1)Includes 3,181,014 shares issuable pursuant to outstanding stock options, 7,846,583 shares issuable pursuant to outstanding RSUs and 6,272,452 shares issuable pursuant to outstanding PRSUs under our 2020 Stock Plan and our 2012 Equity Incentive Plan.
(2)Only option awards were used in computing the weighted-average exercise price.
(3)The number of shares of the Company’s common stock available under the 2020 Stock Plan will increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2021, and continuing until (and including) the calendar year ending December 31, 2030, with such annual increase equal to the lesser of (i) 5% of the number of shares of common stock issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board.

58	2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of the Company’s common stock as of March 31, 2025 for the following:
■each person, or group of affiliated persons, known by us to beneficially own 5% of the outstanding shares of the Company’s common stock;
■each of our current directors and director nominees;
■each of our current NEOs; and
■all of the directors and NEOs as a group.
Beneficial ownership is determined in accordance with the rules of the SEC except as indicated in footnote (2) below. The percentage of beneficial ownership is based on 101,846,978 shares outstanding as of March 31, 2025 and in accordance with the rules of the SEC, such number of shares outstanding for calculating beneficial ownership excludes the 18,312,208 shares of non-voting common stock held by the Reciprocal. For more information on the shares held by the Reciprocal, please refer to the Questions and Answers section of this Proxy.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock (%)
5% Stockholders:
Matt Ehrlichman(2)	21,844,491	21.45%
Granahan Investment Management, LLC(3) 404 Wyman Street, Suite 460 Waltham, MA 02451	11,891,581	11.68%
FMR LLC(4) 245 Summer Street Boston, Massachusetts 02210	6,033,636	5.92%
Named Executive Officers:
Matt Ehrlichman(2)	21,844,491	21.45%
Shawn Tabak(5)	22,588	*
Matthew Neagle(6)	977,343	*
Directors and nominees for Director (excluding CEO):
Sean Kell(7)	203,491	*
Rachel Lam(8)	133,775	*
Alan Pickerill(9)	163,431	*
Amanda Reierson (10)	107,159	*
Maurice Tulloch(11)	74,961	*
Camilla Velasquez(12)	109,128	*
Regi Vengalil(13)	111,687	*
All directors and executive officers as a group (10 individuals)	23,748,054	23.32%
*Indicates beneficial ownership of less than 1% of the outstanding shares of the Company’s common stock.
(1)Unless otherwise noted, the business address of those listed in the table above is 411 1st Avenue South, Suite 501, Seattle, Washington 98104.
(2)This amount includes (i) 12,571,457 shares of Common Stock held directly by Mr. Ehrlichman, (ii) 1,892,203 shares of Common Stock that are obtainable upon exercise of options granted to Mr. Ehrlichman by the Company, (iii) 964,119 shares of Common Stock that are obtainable

ir.porchgroup.com	59

upon vesting and settlement of RSUs granted to Mr. Ehrlichman by the Company, 229,414 of which vest within 60 days of March 31, 2025, and (iv) 6,416,712 shares of Common Stock held by West Equities, LLC, over which Mr. Ehrlichman has sole voting and investment power.
(3)Based solely on the information contained in its Schedule 13G filed (Amendment No. 4) filed with the SEC by Granahan Investment Management, LLC (“Granahan”) on January 8, 2025, Granahan is the beneficial owner of 11,891,581 shares of common stock. Granahan has sole power to vote or direct the vote with respect to 9,981,568 shares of common stock that it beneficially owns and sole dispositive power with respect to 11,891,581 shares of common stock. It has no shared voting or shared dispositive power.
(4)Based solely on the information contained in its Schedule 13G filed with the SEC by FMR LLC ("FMR") on February 12, 2025, FMR is the beneficial owner of 6,033,636 shares of common stock. FMR has sole dispositive power with respect to 6,033,636 shares of common stock and has no sole or shared voting power with respect to those shares.
(5)This amount includes (i) 1,609 shares of common stock held directly by Mr. Tabak and (ii) 20,979 RSUs granted to Mr. Tabak by the Company scheduled to vest within 60 days of March 31, 2025. This amount excludes 157,025 RSUs granted by the Company which are scheduled to vest more than 60 days after March 31, 2025.
(6)This amount includes (i) 831,268 shares of common stock held directly by Mr. Neagle; (ii) 27,390 shares of common stock that are obtainable upon the exercise of options granted to Mr. Neagle by the Company; and (iii) 118,685 RSUs granted to Mr. Neagle by the Company scheduled to vest within 60 days of March 31, 2025. This amount excludes 364,105 RSUs granted by the Company which are scheduled to vest more than 60 days after March 31, 2025.
(7)This amount reflects shares of common stock held directly by Mr. Kell and does not include 81,081 RSUs granted by the Company on June 12, 2024 for Board and Committee service. These RSUs are scheduled to vest in full on June 12, 2025, the one-year anniversary of the grant date.
(8)This amount reflects shares of common stock held directly by Ms. Lam and does not include 81,081 RSUs granted by the Company on June 12, 2024 for Board and Committee service. These RSUs are scheduled to vest in full on June 12, 2025, the one-year anniversary of the grant date.
(9)This amount includes (i) 128,200 shares of common stock held directly by Mr. Pickerill, and (ii) 35,231 shares of common stock that are obtainable upon the exercise of options granted to Mr. Pickerill by the Company. This amount does not include 81,081 RSUs granted by the Company on June 12, 2024 for Board and Committee service. These RSUs are scheduled to vest in full on June 12, 2025, the one-year anniversary of the grant date.
(10)This amount reflects shares of common stock held directly by Ms. Reierson and does not include 81,081 RSUs granted by the Company on June 12, 2024 for Board and Committee service. These RSUs are scheduled to vest in full on June 12, 2025, the one-year anniversary of the grant date.
(11)This amount reflects shares of common stock that are obtainable upon the vesting and settlement of RSUs granted to Mr. Tulloch. This amount excludes 81,081 RSUs granted by the Company on June 12, 2024 for Board and Committee service. These RSUs are scheduled to vest in full on June 12, 2025, the one-year anniversary of the grant date.
(12)This amount reflects shares of common stock held directly by Ms. Velasquez and does not include 81,081 RSUs granted by the Company on June 12, 2024 for Board and Committee service. These RSUs are scheduled to vest in full on June 12, 2025, the one-year anniversary of the grant date.
(13)This amount reflects shares of common stock held directly by Mr. Vengalil and does not include 81,081 RSUs granted by the Company on June 12, 2024 for Board and Committee service. These RSUs are scheduled to vest in full on June 12, 2025, the one-year anniversary of the grant date.

60	2025 Proxy Statement

Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements, and other information. We make available on the investor relations page of our website at https://ir.porchgroup.com/, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above is not incorporated into, and is not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.
You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 17, 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.
Form 10-K
We will make available, on or about April 17, 2025, the proxy materials, including our Form 10-K at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Form 10-K on the investor relations page of our website at https://ir.porchgroup.com/.
We will also provide, free of charge, to each person, any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Form 10-K. Requests for such copies should be addressed to our General Counsel and Secretary at the address below:
Porch Group, Inc.
411 1st Avenue South, Suite 501
Seattle, WA 98104
Attention: General Counsel and Secretary
Telephone: (855) 767-2400
Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available upon request at a reasonable charge.

ir.porchgroup.com	61

Questions and Answers

Why am I receiving these materials?
We are distributing our proxy materials because the Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
What proposals will be voted on at the Annual Meeting?
Stockholders will vote on three proposals at the Annual Meeting:
■The election of the eight directors named in this proxy statement until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal, or other termination of service;
■The ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
■The approval of, on an advisory (non-binding) basis, the compensation of our NEOs.
We will also consider other business, if any, that properly comes before the Annual Meeting.
What happens if other business not discussed in this proxy statement comes before the meeting?
The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Certificate of Incorporation, Bylaws, and Delaware law, the Company’s Chief Executive Officer and Chairman and General Counsel and Secretary will use their discretion in casting all of the votes that they are entitled to cast.
If you do not plan to attend the Annual Meeting, to ensure that your shares may be represented and in order to assure the required quorum, please sign, date, and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.
How does the Board recommend that stockholders vote on the proposals?
The Board recommends that stockholders vote “FOR” the election of all eight director nominees, “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and “FOR” the non-binding advisory resolution to approve NEO compensation.
Who is entitled to vote?
The record date for the Annual Meeting is the close of business on April 14, 2025. As of the record date, 102,257,165 shares of common stock, par value $0.0001 per share, were outstanding and entitled to vote. In accordance with Delaware law, such number of shares outstanding and entitled to vote excludes the 18,312,208 shares held by the Reciprocal. Only holders of record of the Company’s common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of the Company’s common stock held by such stockholder on the record date.
What constitutes a quorum?
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, such number of shares outstanding for

62	2025 Proxy Statement

purposes of determining a quorum excludes the 18,312,208 shares held by the Reciprocal. The record date is the close of business on April 14, 2025. Abstentions, withhold votes, and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
Why are the shares held by the Reciprocal excluded from the outstanding shares entitled to vote and do not count for quorum purposes?
Porch is the attorney-in-fact for the Reciprocal and fully manages and operates the Reciprocal in exchange for commissions and fees. As a result, the Reciprocal is a controlled affiliate of Porch and deemed a subsidiary under the rules of the SEC. As long as the Reciprocal remains controlled by Porch, under Delaware law the shares held by the Reciprocal will not be entitled to vote and will not count for quorum purposes. As Porch fully manages and operates the Reciprocal, the Reciprocal does not have voting or investment power over the shares it holds. While we do not intend to cause the Reciprocal to sell any shares it holds, any shares held by the Reciprocal that are sold will become entitled to vote and will thereafter count for quorum purposes.
What do I need for admission to the Annual Meeting?
The Annual Meeting will be held entirely over the Internet via live video webcast to allow for greater participation by all of our stockholders, regardless of their geographic location.
If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRCH2025 and logging in by entering the 16-digit control number found on your proxy card or voter instruction form. If you lost your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2025 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of stockholders, or submit questions during the meeting.
You may log in to the virtual annual meeting beginning at 9:45 a.m. Pacific Time on June 11, 2025, and the Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual stockholder login site for assistance.
How can I vote my shares without attending the Annual Meeting?
If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating, and mailing a proxy card.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating, and mailing your voting instructions form. Internet or telephonic voting may also be available. Please see your voting instructions form provided by your broker, bank, or other nominee for further details.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
■delivering a written notice of revocation of your proxy to the attention of the General Counsel and Secretary at the address on the first page of this proxy statement;
■delivering an authorized proxy bearing a later date to us (including a proxy over the Internet or by telephone); or
■attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a bank, broker, or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, or other nominee. Please note that if your shares are held of record by a bank, broker, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker, or other nominee).
What is a broker non-vote?
Brokers, banks, or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank, or other nominee is not permitted to vote shares for a beneficial owner without timely

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received voting instructions. The only routine matter to be presented at the Annual Meeting is Proposal 2 to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025. The other proposals are non-routine matters.
A broker non-vote occurs when a broker, bank, or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank, or other nominee exercise their discretionary voting authority on Proposal 2, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposals 1 and 3, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.
What vote is required to approve each matter to be considered at the Annual Meeting?
PROPOSAL 1: ELECTION OF THE EIGHT DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT
Our Bylaws provide for a plurality voting standard for the election of directors. This means that the eight directors receiving the highest number of votes at the Annual Meeting will be elected; however, any director nominee who receives more “WITHHOLD” votes than “FOR” votes will tender his or her resignation to the Board promptly following certification of the stockholder vote. See "Corporate Governance, Structure and Responsibility—Plurality Plus Voting for Directors; Director Resignation Policy" for more information. Brokers do not have discretion to vote on this proposal. Broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. Additionally, because the eight nominees receiving the highest number of votes "FOR" their election will be elected as directors, "WITHHOLD" votes will also have no effect on this proposal except to the extent any director nominee receives more “WITHHOLD” votes than “FOR” votes is required to tender his or her resignation pursuant to our Corporate Governance Guidelines.
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025
The majority of votes cast by the stockholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2.
PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON “SAY ON PAY”
The majority of votes cast by the stockholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 3. Brokers do not have discretion to vote on this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.
What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.
How will my shares be voted if I return a blank proxy card or a blank voting instruction form?
If you are a holder of record of the Company’s common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:
■“FOR” the election of each director nominee;
■“FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
■“FOR” the approval of, on an advisory (non-binding) basis, the compensation of our NEOs.

64	2025 Proxy Statement

If you hold your shares in street name via a broker, bank, or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction form), your shares:
■will be counted as present for purposes of establishing a quorum;
■will be voted in accordance with the broker’s, bank’s, or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2); and
■will not be counted in connection with the election of the eight director nominees named in this proxy statement (Proposal 1) and approval of, on an advisory (non-binding basis), the compensation of our NEOs (Proposal 3), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.
The Board knows of no matter to be presented at the Annual Meeting other than Proposals 1, 2 and 3. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of the Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company. The Company may supplement our solicitation of proxies by mail with telephone, e-mail, or personal solicitation by our officers or other regular employees and no additional compensation will be made to any of our employees for such solicitation services. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred by forwarding solicitation material to the beneficial owners of stock.
Will a stockholder list be available for inspection?
The names of stockholders of record entitled to vote at the Annual Meeting will be available to such stockholders ten days prior to the Annual Meeting for any purpose reasonably relevant to the meeting, during normal business hours at the Company's principal place of business located at 411 1st Avenue South, Suite 501, Seattle, WA 98104. The stockholder list will also be available to stockholders of record for examination during the Annual Meeting at www.virtualshareholdermeeting.com/PRCH2025. You will need the control number included on your Internet Notice, proxy card, or voting instructions form, or otherwise provided by your bank, broker, or other nominee.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials to be received now or in the future, please contact our mailing agent, Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.
How can I find out the results of the voting at the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
When are stockholder proposals due for next year’s annual meeting of the stockholders?
Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Certificate of Incorporation, our Bylaws, and the rules established by the SEC.
Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2026 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), we must receive the proposal at

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our principal executive offices (Corporate Secretary, Porch Group, Inc. 411 1st Avenue South, Suite 501, Seattle, WA 98104) by the close of business on December 18, 2025. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2026 annual meeting of stockholders, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the Annual Meeting. Therefore, such notice must be received between February 11, 2026, and the close of business on March 13, 2026, to be considered timely. However, in the event that the 2026 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2025 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day before the 2026 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2026 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2026 annual meeting is first made by the Company.
The above-mentioned proposals must also comply with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act, to the extent applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.
Whom can I contact for further information?
If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our General Counsel and Secretary at Porch Group, Inc., 411 1st Avenue South, Suite 501, Seattle, WA 98104 or by telephone at (855) 767-2400.

66	2025 Proxy Statement

Appendix A: Use of Non-GAAP Financial Measures

Porch’s annual and quarterly reports include non-GAAP financial measures, such as Adjusted EBITDA (Loss), Adjusted EBITDA (Loss) Margin, and Attritional Loss Ratio.
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.
Adjusted EBITDA
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; loss on reinsurance contract; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (Loss) Margin is defined as Adjusted EBITDA (Loss) divided by total revenue.
The following table reconciles net loss to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands).

	Year Ended December 31,		Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023	2024	2023
Net income (loss)	$(32,829)	$(133,933)	$30,474	$(2,486)	$44,856	$(8,230)
Interest expense	42,536	31,828	10,778	10,598	21,423	20,865
Income tax provision	2,117	622	1,434	588	1,251	704
Depreciation and amortization	25,522	24,415	6,954	5,914	13,003	12,186
Gain on extinguishment of debt	(27,436)	(81,354)	—	—	(22,545)	—
Other income, net	(23,208)	(3,893)	(229)	(368)	(1,002)	(1,553)
Impairment loss on intangible assets and goodwill	—	57,232	—	—	—	—
Loss (gain) on reinsurance contract	(1,324)	36,042	67	(5,159)	(218)	(12,202)
Impairment loss on property, equipment, and software	—	254	—	—	—	—
Stock-based compensation expense	27,181	20,709	7,973	432	14,708	7,411
Mark-to-market losses (gains)	(10,002)	(1,003)	(16,540)	774	(15,400)	(783)
Restructuring costs (1)	4,185	4,015	725	1,226	2,393	1,938
Acquisition and other transaction costs	429	552	161	144	263	166
Adjusted EBITDA (Loss)	$7,171	$(44,514)	$41,797	$11,663	$58,732	$20,502
Adjusted EBITDA (Loss) Margin	2%	(10)%	42%	10%	28%	8%
______________________________________
(1)Primarily consists of costs related to forming a reciprocal exchange.
Attritional Loss Ratio

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The Attritional Loss Ratio is calculated by deducting the Gross Loss Ratio related to catastrophic weather events from total Gross Loss Ratio. Catastrophic weather events include, without limitation, hurricanes, tornados, earthquakes, hailstorms, wildfires, high winds, and winter storms. We believe the Attritional Loss Ratio is useful to investors and use this financial measure to reveal trends in our Gross Loss Ratio that may be obscured by catastrophe losses as such events cannot be accurately predicted and may cause our Gross Loss Ratio to vary significantly between periods as a result of their incidence of occurrence and magnitude. We have adopted the industry-wide catastrophe classifications of storms and other events published by Insurance Services Office, Inc. (“ISO”) to track and report losses related to catastrophes. ISO classifies an event as a catastrophe when the event causes $25 million or more in direct losses. The following table reconciles Gross Loss Ratio to Attritional Loss Ratio.

	Year Ended December 31,
	2024	2023
Gross Loss Ratio	65%	69%
Less: Impact of losses due to catastrophic weather	(43)%	(35)%
Attritional Loss Ratio	22%	34%

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Appendix B: Use of Key Performance Measures and Operating Metrics

In the management of our businesses, we identify, measure and evaluate a variety of operating metrics. The key performance measures and operating metrics used in managing our businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.
The following table summarizes operating metrics for each of the periods indicated.

		Year Ended December 31,
		2024	2023	% Change
Gross Written Premium (in millions)		$452	$525	(14)%
Policies in Force (in thousands)		206	310	(34)%
Annualized Revenue per Policy (unrounded)		$1,541	$984	57%
Annualized Premium per Policy (unrounded)		$2,470	$1,884	31%
Premium Retention Rate		105%	96%
Gross Loss Ratio		65%	69%
Attritional Loss Ratio	(1)	22%	34%
Gross Combined Ratio		79%	88%
Average Companies in Quarter (unrounded)	(2)	28,604	30,476	(6)%
Average Monthly Revenue per Account in Quarter (unrounded)	(2)	$1,275	$1,184	8%
Monetized Services (unrounded)		935,736	903,455	4%
Average Quarterly Revenue per Monetized Service (unrounded)	(2)	$396	$404	(2)%
_________________________________________________________
(1)Attritional loss is considered a non-GAAP financial measure. See "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for a description and reconciliation to the comparable GAAP financial measure.
(2)Amounts for periods that include more than one quarter are calculated as the average of the quarters within the period.
Gross Written Premium — We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
Policies in Force — We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
Annualized Revenue per Policy — We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
Annualized Premium per Policy — We define Annualized Premium per Policy as the total direct earned premium for HOA, our insurance carrier, divided by the number of active insurance policies at the end of the period, multiplied by four.
Premium Retention Rate — We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
Gross Loss Ratio — We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period on an accident year basis.
Attritional Loss Ratio — We define Attritional Loss Ratio as Gross Loss Ratio excluding the losses due to catastrophic weather. Catastrophic weather events include, without limitation, hurricanes, tornados, earthquakes, hailstorms, wildfires, high winds, and winter storms.
Gross Combined Ratio — We define Gross Combined Ratio as being the sum of the loss ratio including loss adjustment expense and expense ratio. This is on a statutory basis for our insurance carrier.

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Average Companies in Quarter — We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
Average Monthly Revenue per Account in Quarter — We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Monthly Revenue per Account in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Monthly Revenue per Account in Quarter is derived from all customers and total revenue.
Monetized Services — We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services is defined as the total number of services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over the period.
Average Quarterly Revenue per Monetized Service — We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Quarterly Revenue per Monetized Service is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Quarterly Revenue per Monetized Service, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

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Appendix C: Additional Information Regarding Change of Independent Registered Public Accounting Firm

As reported on the Company’s Current Report on Form 8-K dated October 2, 2023, the Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) on October 2, 2023 as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023. Also on October 2, 2023 and effective as of such date, the Company dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm. The Audit Committee approved both the appointment of Grant Thornton and dismissal of EY.
■EY’s audit reports on the financial statements of the Company for the year ended December 31, 2022, contained an unqualified opinion on the Company's consolidated financial statements and an adverse opinion on the Company’s internal control over financial reporting; however they did not include a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2022, and during the subsequent interim period through October 2, 2023, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.
■During the year ended December 31, 2022, and in the subsequent interim period through October 2, 2023, EY did not advise the Company of any of the events requiring reporting under Item 304(a)(1)(v) of Regulation S-K, except for the material weakness of internal control over financial reporting disclosed by the Company in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, related to the ineffective design and operation of information technology (“IT”) general controls over the IT systems supporting the Company’s subsidiary, Homeowners of America Insurance Company (HOA), and the ineffective business process controls (automated and manual) that are dependent on the ineffective IT systems.
■The Company requested that EY furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. EY furnished the letter confirming its agreement with the above statements. A copy of EY’s letter, dated October 2, 2023, is filed as Exhibit 16.1 to the Company’s Form 8-K dated October 2, 2023.
■The Company has been advised by Grant Thornton that it will have a representative present at the Annual Meeting and that such representative will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

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Proxy Card

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 10, 2025. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65370-P29401

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PORCH GROUP, INC.

The Board of Directors recommends you vote FOR all of the nominees in Proposal 1.

	For All	Withhold All	For All Except
1. To elect eight directors to serve until the 2026 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Matthew Ehrlichman
02) Sean Kell
03) Rachel Lam
04) Alan Pickerill
05) Amanda Reierson
06) Maurice Tulloch
07) Camilla Velasquez
08) Regi Vengalil

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Porch Group, Inc. for the year ending December 31, 2025.	☐	☐	☐
3. To approve of, on an advisory (non-binding) basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business that may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V65371-P29401

PORCH GROUP, INC.
Annual Meeting of Stockholders
June 11, 2025, 10:00 a.m. Pacific Time

The undersigned stockholder(s) hereby revoke(s) any proxy previously given and appoint(s) Matthew Ehrlichman and Matthew Cullen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Porch Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Time on June 11, 2025, via live webcast at www.virtualshareholdermeeting.com/PRCH2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be deemed to grant authority to vote in favor of the election of all nominees listed in Proposal 1 unless the stockholder(s) specifically indicate(s) that authority to vote for the election of any or all nominees is withheld. If any other matter is properly presented at the Annual Meeting of Stockholders, and any adjournment or postponement thereof, this proxy will be voted in the named proxies' discretion on such matter.

Continued and to be signed on reverse side